      FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 8, 1999
                                              REGISTRATION NO. 0-25899
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ----------

                   POST-EFFECTIVE AMENDMENT NO. 1 to FORM 10

                                GENERAL FORM FOR

                           REGISTRATION OF SECURITIES

                     Pursuant to Section 12(b) or 12(g) of
                      the Securities Exchange Act of 1934

                                  ----------

                             PIONEER BANCORPORATION
             (Exact name of registrant as specified in its charter)

            Nevada                                                            88-0301208
  (State or other jurisdiction                                (I.R.S. employer identification number)
of incorporation or organization)

       10 State Street                                                        89501-2351
        Reno, Nevada                                                          (Zip code)
   (Address of principal
    executive offices)

                                 (775)-688-7900
              (Registrant's telephone number, including area code)

                          Securities to be registered
                     pursuant to Section 12(b) of the Act:

                                      None

                          Securities to be registered
                     pursuant to Section 12(g) of the Act:

                         Common Stock, $0.01 par value
                                (Title of Class)

================================================================================

                             PIONEER BANCORPORATION

                         FORM 10 REGISTRATION STATEMENT

ITEM 1.  BUSINESS.

     Pioneer Bancorporation ("Pioneer") is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Pioneer was formed on June 2, 1993 under the laws of the State of Nevada in connection with a holding company reorganization of Pioneer Citizens Bank of Nevada (the "Bank") that was approved by the shareholders on September 15, 1993 and became effective on October 31, 1993. At December 31, 1998, Pioneer had 547 shareholders of record owning 8,679,279 shares of Pioneer's $0.01 par value common stock ("Common Stock").

     The Bank, a wholly owned subsidiary of Pioneer, was opened in 1965 and is regulated by the Nevada Department of Business & Industry, Financial Institutions Division ("Division") and by the Federal Deposit Insurance Corporation ("FDIC"), its primary federal regulator and the insurer of its deposits.

Primary Market Area

     Pioneer conducts its banking business through its main office in Reno and 13 branches located throughout Nevada in the cities of Reno (3 branches), Las Vegas (6 branches), Carson City (1 branch), Henderson (2 branches) and Sparks (1 branch). Pioneer focuses its banking and other services on individuals, professionals, and small to medium-sized businesses throughout its market area. At December 31, 1998, Pioneer had total consolidated assets of $1.03 billion.

Competition

       In the very competitive Reno and Las Vegas areas, Pioneer competes with a number of international banking groups, out-of-state banking companies, state-wide banking organizations, several local community banks, savings banks, savings and loans, and credit unions throughout its market area. Pioneer's principal market area is divided into three separate regions based upon population and the presence of banking offices. In the northern part of Nevada, the delineated communities are Washoe County and Carson City. These communities include the cities of Reno, Sparks, Carson City, and Incline Village. To the south, the Bank has delineated Clark County, including the cities of Las Vegas, North Las Vegas, Henderson, Boulder City, and Summerlin.

       Pioneer is Nevada's sixth largest commercial bank and the state's largest independent community bank. The following is the most recent information available concerning the Bank's major competitors in its principal market area, indicating deposit size and percentage market share.

                                                               Data as of June 30, 1998
                                     ----------------------------------------------------------------------------
                                                Total Deposits                        Percentage Market
        Name of Institution                     (in thousands)                              Share
-----------------------------------  -------------------------------------  -------------------------------------
CLARK COUNTY

Las Vegas/Henderson/Boulder
 City/Summerlin
-----------------------------------
Pioneer Citizens Bank                                          $  362,721                                   3.60%
Bank of America, N.A.                                           2,973,962                                  29.48%
Norwest Bank Nevada, N.A.                                       1,537,543                                  15.24%
Wells Fargo Bank, N.A.                                          1,276,209                                  12.65%
First Security Bank of Nevada                                     894,894                                   8.87%
Nevada State Bank                                                 715,013                                   7.09%
Citibank, N.A.                                                    512,643                                   5.08%
U.S. Bank, N.A.                                                   428,375                                   4.25%
California Federal Bank                                           347,232                                   3.44%
BankWest of Nevada                                                256,878                                   2.55%
First Republic Bank                                               128,182                                   1.27%
Colonial Bank                                                     118,714                                   1.18%
Community Bank of Nevada                                          118,541                                   1.18%
Silver State Bank                                                 105,490                                   1.05%

WASHOE COUNTY

Reno/Sparks/Incline Village
-----------------------------------
Pioneer Citizens Bank                                          $  359,951                                  10.83%
U.S. Bank, N.A.                                                   668,901                                  20.13%
Bank of America                                                   653,317                                  19.66%
Norwest Bank Nevada, N.A.                                         576,823                                  17.36%
Wells Fargo Bank, N.A.                                            478,945                                  14.41%
California Federal Bank                                           177,470                                   5.34%
Sierra West Bank                                                  127,825                                   3.85%
Comstock Bank                                                     105,117                                   3.16%
Interwest Bank                                                     81,788                                   2.46%
Nevada Banking Company                                             35,217                                   1.06%
Heritage Bank of Nevada                                            33,752                                   1.02%

CARSON CITY

Carson City
-----------------------------------
Pioneer Citizens Bank                                          $   46,156                                   6.62%
Wells Fargo Bank, N.A.                                            145,571                                  20.88%
Bank of America                                                   108,175                                  15.51%
Norwest Bank Nevada, N.A.                                          99,916                                  14.33%
Comstock Bank                                                      79,583                                  11.41%
U.S. Bank, N.A.                                                    69,208                                   9.93%
Sierra West Bank                                                   65,580                                   9.41%
Nevada State Bank                                                   8,946                                   1.28%

Services Provided

     Lending Activities.  The Bank offers a variety of loans to meet the credit
     ------------------
needs of the communities it serves. The Bank offers and encourages applications for a variety of secured and unsecured loans to help meet the needs of its communities, dependent upon the Bank's financial condition and size, legal impediments, local economic conditions and consistency with safe and sound operating practices. While specific credit programs may vary from time to time, based on Bank policies and market conditions, every effort is made to encourage applications for the following credit services throughout its communities.

     Consumer Loans.  A variety of consumer loans are offered by the Bank
     --------------
including personal loans, motor vehicle loans, boat loans, recreational vehicle loans, home improvement loans, home equity loans, open-end credit lines, both secured and unsecured, and overdraft protection credit lines. The Bank credit cards are also offered in affiliation with MBNA American Bank, N.A.

     In 1998, the Bank implemented a consumer phone-in lending service, available 24 hours a day and 7 days a week. Callers may apply over the phone for almost any type of consumer loan offered, or may simply call for information or credit rates.

     Real Estate Loans.  The Bank offers home improvement loans and home equity
     -----------------
loans and credit lines. Loans for construction, rehabilitation or repurchase of commercial, industrial and residential development projects are also available through the Bank.

     Business Loans.  A wide range of loans and open-end credit arrangements are
     --------------
offered by the Bank to businesses of every size, from small sole proprietorships to large corporate entities, with purposes ranging from working capital and inventory acquisition to equipment purchases and business expansion. The Bank also offers commercial leasing and participates in the Small Business Administration (SBA) financing programs.

     Agricultural Loans.  The Bank offers loans for agricultural and ranching
     ------------------
purposes. These include expansion loans, short-term working capital loans, equipment loans and cattle or livestock loans.

     The Bank evaluates each type of lending activity detailed above to determine the level of credit, market, and economic risk on each individual credit in relation to the Bank's overall credit portfolio. Some examples of this include recession, interest rate movement, and fraud. These risks are involved in all segments of lending and vary according to the borrowers relationship to the Bank and the economic factors on a local, regional, national and to some extent, international level.

     In order to help mitigate these risks, the Board has approved specific lending policies and procedures for the Bank and is responsible for the implementation of these policies. The lending policies and procedures include guidelines for loan term, loan-to-value ratios, collateral appraisals, and interest rates. The loan policies also vest varying levels of loan authority in management, the Bank's loan committee, and the Board of Directors. In addition, the Bank's audit function provides secondary loan review to maintain credit standards. These procedures, in combination with experienced credit personnel, have created a strong credit culture as evidenced by the Bank's low level of loan losses in comparison to industry averages over the last five years.

     The Bank also continues to improve the level of risk management systems to measure and manage all types of risk within its loan portfolio. This provides greater understanding of industry, product, and area concentration risk to establish loan policy, and target markets for loan development.

     Management of the Bank monitors lending activities through weekly loan committee meetings, monthly reporting and periodic loan reviews by external auditors. The Bank uses these strong internal systems in combination with involvement in local and national organization, continuing education, and seminars to understand and anticipate future economic risks, which the Bank views as the single greatest factor in determining risk management policy.

     Deposit Services.  The Bank offers the full range of deposit services
     ----------------
that are typically available in most banks and savings and loan associations, including checking accounts, savings, money market accounts and various types of certificates of deposit. The transaction accounts and certificates of deposit are tailored to the Bank's primary market area at rates competitive with those offered in the area. All deposit accounts are insured by the FDIC to the maximum amount permitted by law.

     Investment Services.  The Bank provides alternative investment services
     -------------------
through a third party vendor, including annuities, securities, mutual funds and discount brokerage services to its customers. The Bank offers these products in a manner consistent with the principles of prudent and safe banking and in compliance with applicable laws, rules, regulations and regulatory guidelines. The Bank also offers investment services to its Trust Department customers.

     Other Services.  These services include automated teller machines (ATMs).
     --------------
ATM access cards, point-of-sale (POS) debit card (Master Card's Master Money(TM)), check guarantee cards, safe deposit boxes, merchant credit card services, travelers cheques, savings bonds, direct deposit, night deposit, cash management services, trust services, and investment services.

     The Bank offers "Bank-By-Phone", a service which allows retail customers 24-hour access to deposit and loan account information, and a customer service center for account inquiries. The Bank is a member of the Star and Plus cash machine networks.

Employees

     Pioneer currently employees 310 full-time equivalent employees.

Supervision and Regulation

     General
     -------

     Pioneer is extensively regulated under federal and state law. These laws and regulations are primarily intended to protect depositors, not shareholders. The discussion below describes and summarizes certain statutes and regulations. These descriptions and summaries are qualified in their entirety by reference to the particular statute or regulation. Changes in applicable laws or regulations may have a material effect on the business and prospects of Pioneer. The operations of Pioneer may also be affected by changes in the policies of banking and other government regulators. Pioneer cannot accurately predict the nature or extent of the effects on its business and earnings that fiscal or monetary policies, or new federal or state laws, may have in the future.

     Federal Bank Holding Company Regulation
     ---------------------------------------

     Pioneer is a bank holding company as defined in the Bank Holding Company Act of 1956, as amended (the "BHCA") because of its ownership of the Bank, and is therefore subject to regulation, supervision and examination by the Federal Reserve. In general, the BHCA limits the business of bank holding companies to owning or controlling banks and engaging in other activities closely related to banking. Pioneer must file periodic reports with the Federal Reserve and must provide it with such additional information as it may require.

     Holding Company Bank Ownership.  The BHCA requires every bank holding
     ------------------------------
company to obtain the prior approval of the Federal Reserve before (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares, (ii) acquiring all or substantially all of the assets of another bank or bank holding company, or (iii) merging or consolidating with another bank holding company.

     Holding Company Control of Nonbanks.  With some exceptions, the BHCA also
     -----------------------------------
prohibits a bank holding company from acquiring or retaining direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve regulation or order, have been identified as activities closely related to the business of banking or of managing or controlling banks. In making this determination, the Federal Reserve considers whether the performance of such activities by a bank holding company can be expected to produce benefits to the public such as greater convenience, increased competition or gains in the efficient use of resources, which can be expected to outweigh the risks of possible adverse effects such as decreased or unfair competition, conflicts of interest or unsound banking practices. The Economic Growth and Regulatory Reduction Act of 1996 amended the BHCA to eliminate the requirement that bank holding companies seek prior Federal Reserve approval before engaging in certain permissible nonbanking activities if the holding company is well-capitalized and meets certain other specified criteria.

     Transactions with Affiliates.  Subsidiary banks of a bank holding company
     ----------------------------
are subject to restrictions imposed by the Federal Reserve Act on extensions of credit to the holding company or its subsidiaries, on investments in their securities and on the use of their securities as collateral for loans to any borrower. These regulations and restrictions may limit Pioneer's ability to obtain funds from the Bank for its cash needs, including funds for payment of dividends, interest and operational expenses.

     Tying Arrangements.  Under the Federal Reserve Act and certain regulations
     ------------------
of the Federal Reserve, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. For example, the Bank may not generally require a customer to obtain other services from it or from Pioneer, and may not require that the customer promise not to obtain other services from a competitor, as a condition to an extension of credit to the customer.

     Federal and State Bank Regulation
     ---------------------------------

     General.  The Bank is a Nevada stock bank with deposits insured by the
     -------
FDIC, and is subject to the supervision and regulation of the FDIC and the Nevada Department of Business and Industry, Financial Institutions Division. Both of these agencies have the authority to prohibit the Bank from engaging in what the agencies believe constitute unsafe or unsound banking practices.

     CRA.  The Community Reinvestment Act (the "CRA") requires that, in
     ---
connection with examinations of financial institutions within their jurisdiction, the Federal Reserve or the FDIC evaluates the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those banks. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility.

     Insider Credit Transactions.  Banks are also subject to certain
     ---------------------------
restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal shareholders or any related interests of such persons. Extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral as, and follow credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions with persons not covered above and who are not employees, and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. Banks are also subject to certain lending limits and restrictions on overdrafts to such persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties on the affected bank or any officer, director, employee, agent or other person participating in the conduct of the affairs of that bank, the imposition of a cease and desist order, and other regulatory sanctions.

     FDICIA.  Under the Federal Deposit Insurance Corporation Improvement
     ------
Act ("FDICIA"), each federal banking agency has prescribed, by regulation, non-capital safety and soundness standards for institutions under its authority. These standards cover internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, such other operational and managerial standards as the agency determines to be appropriate, and standards for asset quality, earnings and stock valuation. An institution which fails to meet these standards must develop a plan acceptable to the agency, specifying the steps that the institution will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions. Management believes that the Bank meets all such standards, and therefore does not believe that these regulatory standards materially affect Pioneer's business operations.

     Interstate Banking and Branching
     --------------------------------

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") permits nationwide interstate banking and branching under certain circumstances. This legislation generally authorizes interstate branching and relaxes federal law restrictions on interstate banking. Currently, bank holding companies may purchase banks in any state, and states may not prohibit such purchases. Additionally, banks are permitted to merge with banks in other states as long as the home state of neither merging bank has opted out. The Interstate Act requires regulators to consult with community organizations before permitting an interstate institution to close a branch in a low-income area.

     Under recent FDIC regulations, banks are prohibited from using their interstate branches primarily for deposit production. The FDIC has accordingly implemented a loan-to-deposit ratio screen to ensure compliance with this prohibition.

     Nevada has enacted "opting in" legislation in accordance with the Interstate Act provisions generally allowing banks, other depository institutions, and holding companies to engage in interstate mergers with, or acquisitions of, Nevada depository institutions (including banks), subject to certain "aging" and regulatory approval requirements. The "aging" requirements are that the Nevada depository institution must have been chartered on or before September 28, 1995 or must have been in existence for at least five years prior to the transaction. Branches generally may not be opened or acquired separately in Nevada by an out-of-state depository institution. An out-of-state depository institution may, however, open or acquire a de novo branch in a Nevada county with a population of less than 100,000 people. In addition, once an out-of-state depository institution has acquired a depository institution within Nevada, the out-of-state depository institution may open additional branches within the state.

     Deposit Insurance
     -----------------

     The deposits of the Bank are currently insured to a maximum of $100,000 per depositor through the Bank Insurance Fund ("BIF") administered by the FDIC. The Bank is required to pay semiannual deposit insurance premium assessments to the FDIC.

      FDICIA included provisions to reform the federal deposit insurance system, including the implementation of risk-based deposit insurance premiums. FDICIA also permits the FDIC to make special assessments on insured depository institutions in amounts determined by the FDIC to be necessary to give it adequate assessment income to repay amounts borrowed from the U.S. Treasury and other sources or for any other purpose the FDIC deems necessary. The FDIC has implemented a risk-based insurance premium system under which banks are assessed insurance premiums based on much risk they present to BIF. Banks with higher levels of capital and a low degree of supervisory concern are assessed lower premiums than banks with lower levels of capital or a higher degree of supervisory concern.

     Dividends
     ---------

     Other than proceeds received from the purchase of stock by officers and directors in connection with the exercise of stock options or directors' fees, the principal source of Pioneer's cash revenues is dividends received from the Bank. The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends which would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if that payment could reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. Nevada banking statutes also place limitations on a bank's ability to pay distributions (which includes cash dividends) in certain respects. First, no distribution may be made by a bank if the distribution would reduce the bank's stockholders' equity below its initial level. Second, a bank's stockholders' equity must not fall below six percent of the bank's average total daily deposit liabilities for the preceding 60 days. Distributions that would result in such percentage being less than six percent are, therefore, prohibited. For purposes of these Nevada law restrictions, a bank's stockholders' equity includes the reserve for loan losses. Other than the laws and regulations noted above which apply to all banks and bank holding companies, neither Pioneer nor the Bank are currently subject to any regulatory restrictions on their dividends. The Bank has been paying cash dividends, as needed, to Pioneer and Pioneer has been paying regular stock dividends to its shareholders. No assurances can be given that dividends will continue to be paid. Pioneer historically has not paid cash dividends, nor does it expect to pay them in the foreseeable future.

     Capital Adequacy
     ----------------

     Federal bank regulatory agencies use capital adequacy guidelines in the examination and regulation of bank holding companies and banks. If capital falls below minimum guideline levels, the holding company or bank may be denied approval to acquire or establish additional banks or non-bank businesses or to open new facilities.

     The FDIC and Federal Reserve use risk-based capital guidelines for banks and bank holding companies. These are designed to make such capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the Federal Reserve has noted that bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimum. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier I capital. Tier I capital for bank holding companies includes common shareholders' equity, certain qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less intangibles except as described above.

     The Federal Reserve also employs a leverage ratio, which is Tier I capital as a percentage of total assets less intangibles, to be used as a supplement to risk-based guidelines. The principal objective of the leverage ratio is to constrain the maximum degree to which a bank holding company may leverage its equity capital base. The Federal Reserve requires a minimum leverage ratio of 3%. However, for all but the most highly rated bank holding companies and for bank holding companies seeking to expand, the Federal Reserve expects an additional cushion of at least 1% to 2%.

     FDICIA created a statutory framework of supervisory actions indexed to the capital level of the individual institution. Under regulations adopted by the FDIC, an institution is assigned to one of five capital categories depending on its total risk-based capital ratio, Tier I risk-based capital ratio, and leverage ratio, together with certain subjective factors. Institutions which are deemed to be "undercapitalized" depending on the category to which they are assigned are subject to certain mandatory supervisory corrective actions. Pioneer does not believe that these regulations have any material effect on its operations.

     Effects of Government Monetary Policy
     -------------------------------------

     The earnings and growth of Pioneer are affected not only by general economic conditions, but also by the fiscal and monetary policies of the federal government, particularly the Federal Reserve. The Federal Reserve can and does implement national monetary policy for such purposes as curbing inflation and combating recession, but its open market operations in U.S. government securities, control of the discount rate applicable to borrowings from the Federal Reserve, and establishment of reserve requirements against certain deposits, influence the growth of bank loans, investments and deposits, and also affect interest rates charged on loans or paid on deposits. The nature and impact of future changes in monetary policies and their impact on Pioneer cannot be predicted with certainty.

     Changes in Banking Laws and Regulations
     ---------------------------------------

     The laws and regulations that affect banks and bank holding companies are currently undergoing significant changes. This year, legislation was proposed in Congress which contained proposals to alter the structure, regulation, and competitive relationships of the nation's financial institutions. Although the legislation was not passed in the 1998 general session of Congress, similar legislation may be proposed in the coming years and, if enacted into law, such bills could have the effect of increasing or decreasing the cost of doing business, limiting or expanding permissible activities (including activities in the insurance and securities fields), or affecting the competitive balance among banks, savings associations, and other financial institutions. Some of these bills may reduce the extent of federal deposit insurance, broaden the powers or the geographical range of operations of bank holding companies, alter the extent to which banks could engage in securities activities, and change the structure and jurisdiction of various financial institution regulatory agencies. Whether or in what form such legislation may be adopted, or the extent to which the businesses of Pioneer and the Bank might be affected thereby, cannot be predicted with certainty.

ITEM 2.  FINANCIAL INFORMATION.

Selected Financial Data

     The following year-end financial data of Pioneer are derived from Pioneer's historical audited financial statements. The interim financial information has been derived from unaudited financial statements of Pioneer. Pioneer believes that these financial statements include all adjustments of a normal, recurring nature and all disclosures that are necessary for a fair statement of the results for the unaudited interim periods. Results for the interim periods do not necessarily indicate which may be expected for any interim or annual period. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related footnotes contained elsewhere in this Registration Statement.

                                                       At or For the
                                               Three Months Ended March 31,
                                            -----------------------------------
                                            (unaudited)             (unaudited)
                                            -----------------------------------
                                                1999                    1998
                                            -----------------------------------
Consolidated Statements of
Earnings Data:

Total interest income                       $   18,613               $   15,978
Total interest expense                           7,480                    6,601
                                            -----------------------------------
Net interest income                             11,133                    9,377

Provision for loan losses                          510                      360
                                            -----------------------------------

Net interest income after
 provision for loan losses                      10,623                    9,017

Gain on sale of securities                          24                       11
Total other income                               2,113                    1,805
Total other expense                              8,428                    6,591
                                            -----------------------------------

Income before taxes                              4,332                    4,242

Income taxes                                     1,087                    1,200
                                            -----------------------------------

Net income                                  $    3,245               $    3,042

Net income per share*
  Basic                                           0.34                     0.32
  Diluted                                         0.34                     0.32
                                            ===================================

Average weighted common
 shares outstanding*
  Basic                                      9,548,135                9,444,735
  Diluted                                    9,567,543                9,492,918
                                            -----------------------------------

Consolidated Balance Sheet
Data (at period end):

Total assets                                $1,075,524               $  905,697
Net loans                                      610,598                  457,030
Deposits                                       940,902                  778,512
Shareholders' equity                            69,449                   57,413

Number of Branches                                  13                       11


              Selected Financial Data For Years Ended December 31
              ---------------------------------------------------
                    (dollars in thousands except share data)

STATEMENTS OF                  1998        1997        1996        1995        1994
EARNINGS DATA
--------------------------------------------------------------------------------------
Total interest income       $   68,866  $   55,624  $   42,364  $   36,738  $   26,762
Total interest expense          28,745      21,694      15,844      13,010       7,282
                          ------------------------------------------------------------
Net interest income             40,121      33,930      26,520      23,728      19,480

Provision for loan losses        2,125       1,300       1,015       1,155         990
                          ------------------------------------------------------------
Net interest income after
 provision for loan losses      37,996      32,630      25,505      22,573      18,490

Gain on sale of available
 for sale securities             2,016         111         ---          36         (18)
Total other income               8,235       7,475       5,391       4,414       3,673
Total other expense             30,002      23,716      19,332      16,738      13,589
                          ------------------------------------------------------------
Income before taxes             18,245      16,500      11,564      10,285       8,556

Income taxes                     4,954       4,956       3,480       3,282       2,726
                          ------------------------------------------------------------
Net income                  $   13,291  $   11,544  $    8,084  $    7,003  $    5,830

Net income per share*
  Basic                           1.40        1.24        0.87        0.75        0.63
  Diluted                         1.39        1.20        0.84        0.73        0.60
                          ============================================================

Average weighted common
 shares outstanding*
  Basic                      9,495,419   9,337,301   9,317,468   9,314,638   9,314,626
  Diluted                    9,527,786   9,581,583   9,657,646   9,651,294   9,637,126

--------------------------------------------------------------------------------------
CONSOLIDATED BALANCE              1998        1997        1996        1995        1994
 SHEET DATA
--------------------------------------------------------------------------------------
Total assets                 1,031,257     851,261     631,137     499,456     416,353
Net loans                      576,105     434,548     351,896     286,706     221,690
Deposits                       899,747     739,778     563,477     432,575     382,253
Shareholders' equity            67,554      54,057      40,997      33,002      24,985

NUMBER OF BRANCHES                  13          11          10           9           8

* Earnings per share are computed on the basis of the weighted average number of shares outstanding plus the common stock equivalents which would arise from the exercise of stock options. Weighted shares outstanding are adjusted retroactively for the effect of stock splits and dividends.

                                                               Years ended December 31,
                                            -----------------------------------------------------------
KEY FINANCIAL RATIOS                               1998                1997                 1996
-------------------------------------------------------------------------------------------------------
Return on Average Assets                                 1.46%                1.57%                1.47%
Return on Average Equity                                22.28%               24.38%               22.05%
Average Equity to Average Assets                         6.55%                6.44%                6.67%

Management's Discussion and Analysis of Financial Condition and Results of Operations


Three Months Ended March 31, 1999 and 1998


     Overview
     --------

     Total assets grew 4% from December 31, 1998 to March 31, 1999. Total net loans and total deposits grew 6% and 5%, respectively, during the first quarter of 1999. The real estate loan category accounted for the majority of the loan growth in the quarter, while time deposits generated the largest amount of deposit growth. Cash and cash equivalent balances increased 22% from December 31, 1998 to March 31, 1999 due to the large build up in the fed funds sold category that was driven primarily by substantial increases in commercial customer account balances in anticipation of the April tax payment date. The first quarter 1999 net 5% decrease in the premises and equipment category is due to the sale and leaseback of the Eastgate (Henderson) branch facility built in 1998. The net deferred tax asset category increase of 33% during the first quarter of 1999 was caused by the recognition of the tax effect of the substantial decrease in the available for sale securities unrealized gain as of December 31, 1998 to an unrealized loss at March 31, 1999.

     For the three months ended March 31, 1999 average total assets of Pioneer were $1.038 billion, a 21% increase over the $856 million average asset total for the three months ended March 31, 1998. Average total net loans, investment securities, and interest-bearing liabilities grew 33%, 20% and 23%, respectively during the three month period ended March 31, 1999 compared to the three months ended March 31, 1998. The growth can be attributed to expansion of the Bank's branch system from 10 to 13 as well as expansion of the two major commercial and real estate lending centers in Las Vegas and Reno.

     Pioneer's net income for the three months ended March 31, 1999 increased 7% over the three month period ended March 31, 1998. As the Bank aggressively opened new branch facilities, increased staffing levels, and responded to the competitive loan rate environment, net income growth trended under the double digit increases that have been experienced in the past. As the loan portfolio has grown substantial, the provision for loan and lease losses has been increased accordingly. For the three month period ended March 31, 1999 this provision increased 42% over the same period in 1998.

     The following tables summarize, by loan category and portfolio percentages, transactions in the allowance for loan losses and the allocation of the allowance for the indicated periods:

                                            Allocation of the Allowance for Loan Losses
                                                   and Non-Accrual Loans Detail
                                                      (dollars in thousands)

                                                         March 31, 1999
                        ---------------------------------------------------------------------------
                                    Percent of
                                     Loans to                                                  Non-
                                       Total             Gross                               Accrual
                                       Loans             Loans            Allowance           Loans
                        ---------------------------------------------------------------------------
Commercial                             23.9%           $148,440             $1,708             $314
Real Estate                            68.9%            427,175              4,923               47
Agricultural                            0.1%                557                  7                -
Installment                             5.2%             32,477                372               12
State and Municipal                     1.4%              8,864                100                -
Leases                                  0.5%              2,786                 35                -
                        ---------------------------------------------------------------------------
                                      100.0%           $620,299             $7,145             $373
                        ===========================================================================
                                                         December 31, 1998
                        ---------------------------------------------------------------------------
                                    Percent of
                                     Loans to                                                  Non-
                                       Total             Gross                               Accrual
                                       Loans             Loans            Allowance           Loans
                        ---------------------------------------------------------------------------
Commercial                             25.9%           $151,691             $1,816             $684
Real Estate                            66.9%            391,587              4,688               98
Agricultural                            0.1%                462                  5                -
Installment                             5.5%             32,211                386               12
State and Municipal                     1.4%              8,380                100                -
Leases                                  0.2%                714                  9                -
                        ---------------------------------------------------------------------------
                                      100.0%           $585,045             $7,004             $794
                        ===========================================================================



                                                       March 31, 1998
                        ---------------------------------------------------------------------------
                                     Percent of
                                      Loans to                                                Non-
                                       Total           Gross                                Accrual
                                       Loans           Loans             Allowance           Loans
                        ---------------------------------------------------------------------------
Commercial                             26.5%           $123,293             $1,606           $1,570
Real Estate                            65.6%            305,014              3,975                -
Agricultural                              -                   -                  -                -
Installment                             6.9%             31,926                418               20
State and Municipal                     1.0%              4,758                 60                -
Leases                                    -                   -                  -                -
                        ---------------------------------------------------------------------------
                                      100.0%           $464,991             $6,059           $1,590
                        ===========================================================================

Analysis of the Allowance
For Loan Losses
(dollars in thousands)
                                                                                                        At March 31,
                                                                                    1999                    1998
                                                               ----------------------------------------------------
               BEGINNING BALANCE                                                $      7,004            $     5,773

               CHARGE-OFFS
                 Commercial                                                              266                     50
                 Real Estate                                                               -                      -
                 Installment Loans                                                       127                     41
                                                               ----------------------------------------------------
                   Total Charge-offs                                                     393                     91

               RECOVERIES                                                                 24                     17
                                                               ----------------------------------------------------
               NET CHARGE-OFFS                                                           369                     74

               PROVISION                                                                 510                    360
                                                               ----------------------------------------------------
               ENDING BALANCE                                                   $      7,145            $     6,059
                                                               ====================================================
               Ratio of net charge-offs to
               average loans outstanding                                                0.07%                  0.02%


     Net Interest Income
     -------------------

The following table provides information on net interest income for the periods indicated, setting forth average balances of interest-earning assets and interest-bearing liabilities, the interest income earned and interest expense recorded thereon and the resulting average yield-cost ratios:

Average Balance Sheets and Analysis of Net Interest Earnings
(dollars in thousands)

For the three months ended:                                            3/31/99
                                                     Average         Int Income/
                                                     Balance           Expense          Yield
                                              ---------------------------------------------------
Loans, net (1)                                        $  590,428          $ 13,544           9.30%
Securities (2)                                           305,774             4,381           5.81%
Federal Funds Sold                                        58,894               688           4.74%
                                              ---------------------------------------------------
   Total Earning Assets                               $  955,096          $ 18,613           7.90%

Cash and Due Banks                                        49,388
Bank Premises and Equipment, net                          18,192
Other Assets                                              15,666
                                              ------------------
   Total Assets                                       $1,038,342
                                              ==================


Time Deposits of $100,000 or more                     $  123,385          $  1,572           5.17%
Other Interest-Bearing Deposits                          583,106             5,286           3.68%
Repurchase Agreements                                     56,773               622           4.44%
                                              ---------------------------------------------------
   Total Interest-Bearing Liabilities                 $  763,264          $  7,480           3.97%

Noninterest-Bearing Deposits                             204,106
Other Liabilities                                          3,061
Shareholders' Equity                                      67,911
                                              ------------------
   Total Liabilities and Shareholders'                $1,038,342
                                              ==================
      Equity
                                                                ------------------

Net Interest Income                                                       $ 11,133
                                                                ==================
Net Yield on Interest-Earning Assets                                                         4.73%


For the three months ended:                                            3/31/98
                                                     Average         Int Income/
                                                     Balance           Expense          Yield
                                              ---------------------------------------------------
Loans, net (1)                                        $  443,369          $ 11,162          10.21%
Securities (2)                                           254,586             3,605           5.74%
Federal Funds Sold                                        88,622             1,211           5.54%
                                              ---------------------------------------------------
   Total Earning Assets                               $  786,577          $ 15,978           8.24%

Cash and Due Banks                                        45,119
Bank Premises and Equipment, net                          11,467
Other Assets                                              12,581
                                              ------------------
   Total Assets                                       $  855,744
                                              ==================


Time Deposits of $100,000 or more                     $   48,723          $    647           5.39%
Other Interest-Bearing Deposits                          514,352             5,245           4.14%
Repurchase Agreements                                     55,984               709           5.14%
                                              ---------------------------------------------------
   Total Interest-Bearing Liabilities                 $  619,059          $  6,601           4.32%

Noninterest-Bearing Deposits                             177,490
Other Liabilities                                          3,304
Shareholders' Equity                                      55,891
                                              ------------------
   Total Liabilities and Shareholders'                $  855,744
                                              ==================
      Equity
                                                                ------------------
Net Interest Income                                                       $  9,377
                                                                ==================
Net Yield on Interest-Earning Assets                                                         4.83%


(1) Non-accrual loans are included in the average balance, but interest on such loans is not recognized in the interest income.
(2) Municipal interest income is not tax equivalized.

     The following rate/volume analysis depicts the increase (decrease) in net interest income attributable to interest rate fluctuations (change in rate multiplied by prior period average balance) and volume fluctuations (change in average balance multiplied by prior period rate) when compared to the preceding year.

Changes Due to Volume and Rate
(dollars in thousands)

For the three months ended:                                        3/31/99 vs. 3/31/98
                                                             Changes due to
                                                      Volume                Rate              Total
                                              ----------------------------------------------------------
Loans, net                                             $3,442             $(1,060)           $2,382
Securities                                                733                  43               776
Federal Funds Sold                                       (365)               (158)             (523)
                                              -----------------------------------------------------------
   Total                                               $3,810             $(1,175)           $2,635

Time Deposits of $100,000 or more                      $  952             $   (27)           $  925
Other Interest-Bearing Deposits                           658                (617)               41
Repurchase Agreements                                      10                 (97)              (87)
                                              -----------------------------------------------------------
   Total                                               $1,620             $  (741)           $  879
                                              -----------------------------------------------------------

Net Interest Income                                     $2,190             $  (434)           $1,756
                                              ===========================================================

NOTE - The change in interest not due solely to volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.

     For the three month period ended March 31, 1999, net interest income increased 19% from the same period in 1998. Interest income and interest expense increased 16% and 13%, respectively, for the three months ended March
31, 1999 compared to the three months ended March 31, 1998.   The Bank's net
interest margin at March 31 for the years 1999 and 1998 was 4.73% and 4.83%, respectively. The 10 basis point decrease in the net interest margin can be primarily attributed to the substantial decrease in the yield received on the loan portfolio. On a tax equivalent basis, the net interest margin was 4.98% and 5.04% at March 31 for the years 1999 and 1998, respectively. The unfavorable rate variance in the loan and federal funds sold categories have been more than offset by the favorable volume increases in the loan and securities categories. In addition, the decrease in deposit rates has been a favorable development, which partially offset the unfavorable earning asset rate variance. Management believes that competition between banks and other financial services companies will continue to keep loan rates down while deposit rates will probably not decrease from current levels due to this same competitive environment.

     Non-Interest Income
     -------------------

     The following table details dollar amount and percentage changes of certain categories of non-interest income for the periods indicated:


NON-INTEREST INCOME
(dollars in thousands)                                     Percent                                           Percent
For three months ended:    3/31/99         % of             Change            3/31/98         % of            Change
                           Amount          Total           Prev. Yr.          Amount          Total          Prev. Yr.
-----------------------------------------------------------------------------------------------------------------------
Service Charges on Deposit
  Accounts                   $847           39.6%            10.9%           $  764           42.0%             7.5%
Merchant Credit Card Income   549           25.7%            17.3%              468           25.8%             7.1%
Trust Department Income       408           19.1%            14.3%              357           19.7%            10.9%
Gain on Sale of Securities
  Available for Sale           24            1.1%           118.2%               11            0.6%               -
ATM Network Fees Earned        93            4.4%            45.3%               64            3.5%            20.8%
Other Income                  216           10.1%            32.5%              163            9.0%            22.6%
                   ----------------------------------------------------------------------------------------------------
                           $2,137          100.0%            17.7%         $  1,816          100.0%             9.7%

     Service charges on deposits continue to be a focal point of non-interest income growth from period to period as this category continues to be approximately 40% of the total. Fee increases contemplated in late 1998 and instituted in late first quarter 1999 have contributed to the increase in period to period growth rate of service charges from 7.5% to almost 11%. It is anticipated that service charge income will continue to grow as the full effect of the fee adjustments are realized on into 1999. Merchant credit card and trust department income both experienced double digit increases from the 1998 first quarter period due to increased volume within the business categories over the previous year. Higher period to period ATM usage has also been a favorable development and has increased the contribution of this category to the total.


     Non-Interest Expense
     --------------------

     The following table details dollar amount and percentage changes of certain categories of non-interest expense for the periods indicated:


NON-INTEREST EXPENSE
(dollars in thousands)                                         Percent                                          Percent
For three months ended:       3/31/99          % of             Change          3/31/98          % of            Change
                               Amount          Total           Prev. Yr.         Amount          Total          Prev. Yr.
---------------------------------------------------------------------------------------------------------------------------
Salaries and Employee
  Benefits                    $  3,975          47.2%            26.4%         $  3,144          47.7%            25.2%
Occupancy and Equipment          1,847          21.9%            55.3%            1,189          18.1%            35.4%
Merchant Credit Card Expense       489           5.8%            22.9%              398           6.0%             2.6%
Marketing/Advertising              209           2.5%            50.4%              139           2.1%            17.8%
Other Expense                    1,908          22.6%            10.9%            1,721          26.1%            18.7%
                              ---------------------------------------------------------------------------------------------
                              $  8,428         100.0%            27.9%         $  6,591         100.0%            23.3%

     As Pioneer has grown and expanded the branch network and product offerings, the salaries and benefit category continues to be the largest non-interest expense category with over 47% of the total. However, occupancy and expense has had the highest growth rates for period to period comparisons due to facilities expansion and branch construction. Marketing and advertising expense increased substantially as management of the Bank chose to focus on more extensive campaigns in the high growth Las Vegas area.

     Pioneer experienced a 300 basis point decrease in the Company's effective federal income tax rate from the 28% rate at March 31, 1998. This decrease in effective tax rate is due to the substantial 49% increase in tax-exempt income booked during the three months ended March 31, 1999 versus the same period ended March 31, 1998.

FISCAL YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
---------------------------------------------------

     Overview
     --------

     For 1998, Pioneer realized record annual earnings of $13,291,000 and $1.39 per share (diluted) on an after-tax basis. This is a 15% increase in net earnings over 1997's $11,544,000 and $1.20 per share (diluted). These results represent the ninth consecutive year of increased earnings. Return on equity and return on assets, common measures of bank performance, totaled 22.28% and 1.46%, respectively, compared to 24.38% and 1.57% in 1997. Pioneer paid a 10% stock dividend in March 1999, February 1998 and declared a three-for-two stock split in July 1998. All per share data computations are calculated after giving retroactive effect to stock dividends and stock splits.

     Total assets reached $1,031,257,000, a 21% increase from $851,261,000 in 1997. Total loans also experienced record growth to $576,105,000 from the $434,548,000 level at the end of 1997. Total deposits grew from $739,778,000 to $899,747,000 at December 31, 1998. These amounted to 33% and 22% growth rates, respectively. Performance at Pioneer over the past three years has largely been the result of a continued commitment to an aggressive branch expansion plan and high levels of customer service in terms of suitable branch staffing levels, local decision-making authority, competitive pricing and face-to-face business development efforts.

     Net income for 1998 included after-tax net gains of $1,310,000 on sales of $60,914,000 par value available-for-sale securities.

     Pioneer's net interest margin at December 31, 1998 was 4.72%, as compared to 5.13% at December 31, 1997 and 5.44% at December 31, 1996. On a tax equivalent basis, the net interest margin was 4.92% at December 31, 1998, 5.25% at December 31, 1997 and 5.53% at December 31, 1996.

     In the past year, the Bank has opened two new Las Vegas/Henderson area branches and completed the transition from a temporary facility to the permanent building at another Las Vegas location. Initial plans for 1999 include two additional branch locations, one in the Reno/Sparks area and one in the Las Vegas area. Also, conversion of the Bank's North Carson City ATM/night drop facility into a full service branch is planned for 1999. Management continues to believe that strategically locating branches in high growth areas within Southern and Northern Nevada is a desirable way of fueling the future growth prospects of the Bank.

     Balance Sheet Analysis
     ----------------------

     Average earning assets as a percentage of average total assets was 92% for 1998, as compared to 90% for 1997. Earning assets grew 21% to $939,287,000 at December 31, 1998. Interest-bearing liabilities grew 24% to $735,410,000 at December 31, 1998.

     Loans
     -----

     The loan portfolio continues to be the largest component of earning assets and the 33% growth in 1998 of that component has resulted in a favorable increase in earnings for Pioneer. However, competition for loan business has been keen with non-bank and traditional bank competitors willing to lend at substantially lower rates than were offered just last year. If loan yields continue to be driven down by this intense competition, Pioneer's future earnings could be adversely effected. The Bank will continue to be an aggressive force in its lending markets while actively managing portfolio with safety and soundness as important objectives.

     The Bank started a leasing program in 1998 to serve both the northern and southern regions. It is management's intention to favorably increase the overall yield of the loan portfolio with this program. The Bank has also increased its presence in the tax-exempt loan market as evidenced by the 371% growth in the state and municipal obligations category.

     In 1997, the total loan portfolio increased 23% with real estate loans contributing the highest growth, 28%, in the portfolio from 1996. Interim construction and land development lending grew 46% as it continued to be a very important growth area for the Bank's real estate portfolio. The real estate portfolio has been 60 plus percent of the total portfolio for the last five years while contributing almost nothing to the charge-off totals over that period.

     Classification of Loans
     -----------------------

     The Bank is required under applicable law and regulations to review their loans on a regular basis and to classify them as "satisfactory," "special mention," "substandard," "doubtful" or "loss." A loan which possesses no apparent weakness or deficiency is designated "satisfactory." A loan which possess weaknesses or deficiencies deserving close attention is designated as "special mention." A loan is generally classified at "substandard" if it possesses a well-defined weakness and the Bank will probably sustain some loss if the weaknesses or deficiencies are not corrected. A loan is classified as "doubtful" if a probable loss of principal and/or interest exists but the amount of the loss, if any, is subject to the outcome of future events which are undeterminable at the time of classification. If a loan is classified as "loss," the Bank either established a specific valuation allowance equal to the amount classified as loss or charges off such amount.

     Non-accrual loans are those which have become delinquent for more than 90 days. Placement of loans on non-accrual status does not necessarily mean that the outstanding loan principal will not be collected but rather than timely collection of principal and interest is in question. When a loan is placed on non-accrual status, interest accrued but not received is reversed. The amount of interest income which would have been recorded in fiscal 1998, 1997, 1996, 1995 and 1994 on non-accrual loans was $42,000, $40,000, $29,000, $38,000 and
$0, respectively.   A non-accrual loan may be restored to accrual status when
principal and interest payments are brought current or when brought to 90 days or less delinquent and continuing payment of principal and interest is expected.

     The Allowance for Loan Losses
     -----------------------------

     The allowance for loan losses is based upon management's assessment of various factors including, but not limited to, current and future economic trends, historical loan losses, delinquencies, underlying collateral values, as well as current and potential risks identified in the loan portfolio.

     The following tables summarize, by loan category and portfolio percentages, transactions in the allowance for loan losses and the allocation of the allowance for the last five years.

                  Allocation of the Allowance for Loan Losses
                         and Non-Accrual Loans Detail
                            (dollars in thousands)

                                                                  December 31, 1998
                           ---------------------------------------------------------------------------------------------
                                   Percent of
                                    Loans to                 Gross                                          Non-Accrual
                                  Total Loans                Loans                Allowance                    Loans
                           ---------------------------------------------------------------------------------------------
Commercial                                    25.9%               $151,691                 $1,816                   $684
Real Estate                                   66.9%                391,587                  4,688                     98
Agricultural                                   0.1%                    462                      5                    ---
Installment                                    5.5%                 32,211                    386                     12
State and Municipal                            1.4%                  8,380                    100                    ---
Leases                                         0.2%                    714                      9                    ---
                           ---------------------------------------------------------------------------------------------
                                             100.0%               $585,045                 $7,004                   $794
                           =============================================================================================

                                                                  December 31, 1997
                           ---------------------------------------------------------------------------------------------
                                   Percent of
                                    Loans to                 Gross                                          Non-Accrual
                                  Total Loans                Loans                Allowance                    Loans
                           ---------------------------------------------------------------------------------------------
Commercial                                    26.9%               $118,862                 $1,553                   $793
Real Estate                                   65.5%                289,590                  3,783                    127
Agricultural                                   ---                      70                      1                    ---
Installment                                    7.2%                 31,647                    413                    ---
State and Municipal                            0.4%                  1,781                     23                    ---
Leases                                         ---                     ---                    ---                    ---
                           ---------------------------------------------------------------------------------------------
                                             100.0%               $441,950                 $5,773                   $920
                           =============================================================================================

                                                                  December 31, 1996
                           ---------------------------------------------------------------------------------------------
                                   Percent of
                                    Loans to                 Gross                                          Non-Accrual
                                  Total Loans                Loans                Allowance                    Loans
                           ---------------------------------------------------------------------------------------------
Commercial                                    29.6%               $106,089                 $1,458                 $  162
Real Estate                                   63.1%                226,018                  3,106                  1,309
Agricultural                                   ---                     ---                    ---                    ---
Installment                                    6.9%                 24,633                    338                     66
State and Municipal                            0.4%                  1,512                     21                    ---
Leases                                         ---                     ---                    ---                    ---
                           ---------------------------------------------------------------------------------------------
                                             100.0%               $358,252                 $4,923                 $1,537
                           =============================================================================================

                                                                  December 31, 1995
                           ---------------------------------------------------------------------------------------------
                                   Percent of
                                    Loans to                 Gross                                          Non-Accrual
                                  Total Loans                Loans                Allowance                    Loans
                           ---------------------------------------------------------------------------------------------
Commercial                                    31.6%               $ 92,169                 $1,267                 $  ---
Real Estate                                   60.2%                175,787                  2,416                  1,652
Agricultural                                   ---                     ---                    ---                    ---
Installment                                    8.0%                 23,331                    320                    ---
State and Municipal                            0.2%                    512                      7                    ---
Leases                                         ---                     ---                    ---                    ---
                           ---------------------------------------------------------------------------------------------
                                             100.0%               $291,799                 $4,010                 $1,652
                           =============================================================================================

                                                                  December 31, 1994
                           ---------------------------------------------------------------------------------------------
                                   Percent of
                                    Loans to                 Gross                                          Non-Accrual
                                  Total Loans                Loans                Allowance                    Loans
                           ---------------------------------------------------------------------------------------------
Commercial                                    26.9%               $ 60,798                 $  820                 $  ---
Real Estate                                   64.9%                146,544                  1,977                    ---
Agricultural                                   0.2%                    354                      5                    ---
Installment                                    7.8%                 17,631                    238                    ---
State and Municipal                            0.2%                    530                      7                    ---
Leases                                         ---                     ---                    ---                    ---
                           ---------------------------------------------------------------------------------------------
                                             100.0%               $225,857                 $3,047                 $  ---
                           =============================================================================================

ANALYSIS OF THE ALLOWANCE FOR LOAN         1998             1997             1996             1995             1994
 LOSSES (dollars in thousands)
------------------------------------------------------------------------------------------------------------------------
BEGINNING BALANCE                             $5,773           $4,923           $4,010           $3,047           $2,509

CHARGE-OFFS
  Commercial                                     619              406               96              167              395
  Real Estate                                    ---              ---              ---               54              ---
  Installment Loans                              366              128              114               29              168
                                    ------------------------------------------------------------------------------------
    Total Charge-offs                            985              534              210              250              563

RECOVERIES                                        91               84              108               58              111
                                    ------------------------------------------------------------------------------------
NET CHARGE-OFFS                                  894              450              102              192              452

PROVISION                                      2,125            1,300            1,015            1,155              990
                                    ------------------------------------------------------------------------------------
ENDING BALANCE                                $7,004           $5,773           $4,923           $4,010           $3,047
                                    ====================================================================================

Ratio of net charge-offs to
 average loans outstanding                      0.18%            0.12%            0.03%            0.07%            0.21%

     The following table details loan repricing information for fixed and variable loans.

                     Maturity and Repricing for the Bank's
                      Loan Portfolio at December 31, 1998
                                 (in thousands)

LOAN REPRICING                           Fixed Rate              Variable Rate             Total Loans
------------------------------------------------------------------------------------------------------------
0-90 days                                         $ 11,120                 $236,145                 $247,265
91-365 days                                         18,958                    9,783                   28,741
1 year-5 years                                      95,741                   84,271                  180,012
5 years or more                                    120,602                    6,489                  127,091
                                 ---------------------------------------------------------------------------
                                                  $246,421                 $336,688                 $583,109
Loans on which the accrual of
 interest has been discounted                          ---                      ---                      ---
                                 ---------------------------------------------------------------------------
                                                  $246,421                 $336,688                 $583,109

Allowance for Loan Losses                              ---                      ---                 $ (7,004)
                                 ---------------------------------------------------------------------------
                                                  $246,421                 $336,688                 $576,105

     Investments
     -----------

     The investment portfolio is the second largest earning asset category and is comprised mostly of securities categorized as available-for-sale.

     The carrying value of the available-for-sale securities portfolio grew 28% to $269,476,000 at December 31, 1998 from $211,004,000 at December 31, 1997.
The carrying value of the held-to-maturity securities portfolio grew 13% to $46,102,000 from $40,861,000. Pioneer continues to invest more excess funds into the available-for-sale portfolio so as to have more flexibility in managing the investment portfolio assets. In 1998, the Bank began to shift more investment dollars to U.S. agency debentures from direct U.S. government notes and bonds due to the more favorable yield levels of the agencies. A large part of the U.S. Agency securities growth for 1998 came in the category of high quality mortgage-backed securities and collateralized mortgage obligations. These investments have extended slightly the duration of the total investment portfolio, however, the Bank was paid for the extension through favorable yields. Both the available-for-sale portfolio as well as the held-to-maturity portfolio have average durations of approximately 60 months.

     Pioneer also substantially increased its overall investment in municipal securities during 1998. The combined (available-for-sale and held-to-maturity) tax-exempt municipal portfolio grew 68% during 1998. Pioneer has experienced a favorable decrease in its effective tax rate due to the growth in tax-exempt holdings. Management does not anticipate reaching an amount in total tax-exempt investments that would warrant alternative minimum tax treatment.

     The average federal funds balance for 1998 was only 8% over that of 1997's average which was in turn 142% more than the 1996 average balance.

     In 1997, the Bank began to shift more investment dollars into the U.S. agency market. Higher yields for fairly equal risk and increased use as collateral for public funds pledging and repurchase agreement transactions, were reasons for the high growth in U.S. agency investment. Tax-exempt municipal bond investments grew substantially also as the Bank continued to lower its effective tax rate.

     The following table displays investment securities balances and repricing information for the portfolio.

                          Investment Portfolio Detail
                     (carrying value dollars in thousands)
                               as of December 31,

                                                       Percentage                         Percentage
                                                         Change                             Change
                                                        Previous                           Previous
                                        1998              Year             1997              Year             1996
                                 ---------------------------------------------------------------------------------------
U.S. Treasuries                           $ 52,962            -56.7%         $122,347             18.3%         $103,410

U.S. Agencies                              164,219            131.9%           70,801            150.3%           28,287

State, County, and Municipal                98,397             67.6%           58,717             83.1%           32,065
                                 ---------------------------------------------------------------------------------------
Total                                     $315,578             25.3%         $251,865             53.8%         $163,762
                                 =======================================================================================

As of December 31, 1998
Maturing Within                           One            One to           Five to           Over
(in thousands)                           Year          Five Years        Ten Years        Ten Years          Total
-----------------------------------------------------------------------------------------------------------------------
U.S. Treasuries                             $32,410          $20,552          $   ---          $   ---         $ 52,962
U.S. Agencies                                 7,299           44,697           33,102           79,121          164,219
State, County, and Municipal                  2,144           16,911           58,625           20,717           98,397
                                  -------------------------------------------------------------------------------------
Total                                       $41,853          $82,160          $91,727          $99,838         $315,578
                                  =====================================================================================

     Deposits
     --------

     The Bank continues to gather most of its deposit base from small business sources. The retail base continues to grow with new and improved product offerings, however, management recognizes that customer service, not a vast retail branch network, is going to be the key to the Bank's retail growth. In 1998, the Bank experienced some changes in the typical sources of deposit growth as well as the ever increasing competition for deposit dollars. While interest-bearing deposits grew 26% over 1997, the certificates of deposit portion of that total grew by 108%. In previous years much of the Bank's growth has been in money market and tiered interest accounts. Money market account balances actually decreased 9% due to a large municipal entity closing an account relationship in June. The Bank planned for this eventuality by carrying a larger than normal federal funds position in the first months of 1998. Including the closure of the municipal account, money market balances would have grown approximately 10%.

     1998 was indeed an indicator of what is in store for many community banks as more competition for deposits comes from mutual funds, high yield money market accounts and other non-bank investment opportunities. The Bank has responded by remaining very competitive in the traditional deposit products as well as offering repurchase agreements and a commercial sweep product to business customers.

     As evidence of the trend toward more interest-bearing deposits at the Bank, average noninterest-bearing deposits decreased as a percentage of average total interest-bearing liabilities in 1998 to 22% from 24% for the years 1997 and 1996.

     Total deposits grew 31% in 1997 with noninterest-bearing balances growing 28% and interest-bearing deposits growing 33% over 1996 balances. Money market accounts (personal, business and public) grew to $277 million at December 31, 1997 from $211 million at December 31, 1996. In 1997, customers enjoyed increased access to their deposits through the Bank's introduction of a debit card product and a 24-hour automated bank-by-phone line.

     The following table details repricing information for the Bank's time deposits.

                  Time Deposit Maturities at December 31, 1998
                                 (in thousands)

TIME DEPOSIT MATURITIES                         Under                     $100,000                  Total Time
                                               $100,000                    or more                   Deposits
---------------------------------------------------------------------------------------------------------------------
0-90 days                                              $ 21,167                   $ 41,099                   $ 62,266
91-180 days                                              19,423                     20,210                     39,633
181-365 days                                             40,925                     35,552                     76,477
Over 1 year                                              17,583                     12,289                     29,872
                                    ---------------------------------------------------------------------------------
                                                       $ 99,098                   $109,150                   $208,248

     Borrowing
     ---------

     As part of Pioneer's funds management and liquidity plan, the Bank has arranged to have short- term and long-term borrowing facilities available. The short-term and overnight facilities are federal funds purchasing lines as reciprocal arrangements to the federal funds selling agreements in place with various correspondent banks. These borrowings are generally unsecured. For long-term funding needs, the Bank has credit available of $10.9 million immediately and up to 30% of assets with additional collateral through the Federal Home Loan Bank of San Francisco. At December 31, 1998, the Bank did not have term borrowings outstanding.

     Capital
     -------

     Pioneer continues to exceed the regulatory capital levels for a "well-capitalized" bank. As total assets have grown at a substantial rate, the capital generation effect of nine years of record net earnings has been the primary reason that capital ratios have remained above the "well-capitalized" level.

     Because of Pioneer's growth and expansion, management and the board have chosen not to pay cash dividends to shareholders, however, annual 10% or 20% stock dividends have been the rule for the past nine years.

     The following table sets forth Pioneer's actual capital ratios for 1998, 1997 and 1996 as well as the quantitative measures established by regulatory authorities.

                                                                                                          To Be Well
                                                                                                       Capitalized Under
CAPITAL ADEQUACY                                                           For Capital                 Prompt Corrective
(dollars in thousands)                        Actual                    Adequacy Purposes              Action Provisions
--------------------------------------------------------------------------------------------------------------------------
                                       Amount          Ratio          Amount          Ratio          Amount          Ratio
December 31, 1998
  Total Capital
    (to Risk Weighted Assets)         $73,533           10.5%        $55,954            8.0%        $69,954           10.0%
  Tier 1 Capital
    (to Risk Weighted Assets)          66,529            9.5%         28,000            4.0%         42,000            6.0%
  Tier 1 Capital
    (to Average Assets)                66,529            7.2%         37,000            4.0%         46,250            5.0%

December 31, 1997
  Total Capital
    (to Risk Weighted Assets)         $58,369           10.9%        $42,723            8.0%        $53,423           10.0%
  Tier 1 Capital
    (to Risk Weighted Assets)          52,596            9.9%         21,350            4.0%         32,050            6.0%
  Tier 1 Capital
    (to Average Assets)                52,596            7.2%         29,450            4.0%         36,800            5.0%

December 31, 1996
  Total Capital
    (to Risk Weighted Assets)         $45,574           10.9%        $33,416            8.0%        $41,770           10.0%
  Tier 1 Capital
    (to Risk Weighted Assets)          40,651            9.7%         16,708            4.0%         25,062            6.0%
  Tier 1 Capital
    (to Average Assets)                40,651            7.4%         21,883            4.0%         27,354            5.0%

     Liquidity
     ---------

     Daily liquidity management seeks to ensure that Pioneer's cash and cash equivalents (cash and due from banks and fed funds sold) position is adequate to meet any deposit withdrawals as well as loan funding needs. Pioneer is funded predominately by core small business and retail deposits, which are stable and add to the liquidity management of the Bank.

     In the short-term, securities with the available-for-sale classification are a secondary source of liquidity. The fair value of available-for-sale securities maturing in one year or less at December 31, 1998 totaled $41.9 million.

     For longer term liquidity needs, management continues to use a maturity laddering strategy in the investment portfolio as well as having access to short-term securities via the available-for-sale classification. Additional funding sources were outlined under the "Borrowing" caption above.

     The Bank's liquidity ratio at December 31, 1998 was 38.4% as compared to 40.4% at December 31, 1997.

Results of Operations

     Net Interest Income
     -------------------

     The following table provides information on net interest income for the past three years, setting forth average balances of interest-earning assets and interest-bearing liabilities, the interest income earned and interest expense recorded thereon and the resulting average yield-cost ratios.

          Average Balance Sheets and Analysis of Net Interest Earnings
                             (dollars in thousands)

                                                           Average             Int Income/
For the Year Ended                                         Balance               Expense                 Yield
December 31, 1998                                  ------------------------------------------------------------------
Loans, net (1)                                                   $504,067               $49,588                  9.84%
Securities (2)                                                    274,496                15,483                  5.64%
Federal Funds Sold                                                 70,721                 3,795                  5.37%
                                                   ------------------------------------------------------------------
  Total Earning Assets                                           $849,284               $68,866                  8.11%

Cash and Due Banks                                                 47,688
Bank Premises and Equipment, net                                   15,081
Other Assets                                                       12,251
                                                   ----------------------
  Total Assets                                                   $924,304
                                                   ======================

Time Deposits of $100,000 or more                                $ 71,370               $ 3,886                  5.44%
Other Interest-Bearing Deposits                                   530,568                21,651                  4.08%
Repurchase Agreements                                              64,936                 3,208                  4.94%
                                                   ------------------------------------------------------------------
  Total Interest-Bearing Liabilities                             $666,874               $28,745                  4.31%

Noninterest-Bearing Deposits                                      193,168
Other Liabilities                                                   3,513
Shareholders' Equity                                               60,749
                                                   ----------------------
  Total Liabilities and Shareholders' Equity                     $924,304
                                                   ======================
Net Interest Income                                                                     $40,121
                                                                         ======================
Net Yield on Interest-Earning  Assets                                                                            4.72%

                                                           Average             Int Income/
For the Year Ended                                         Balance               Expense                 Yield
December 31, 1997                                  ------------------------------------------------------------------
Loans, net (1)                                                   $385,378               $39,909                 10.36%
Securities (2)                                                    210,564                12,228                  5.81%
Federal Funds Sold                                                 65,279                 3,487                  5.34%
                                                   ------------------------------------------------------------------
  Total Earning Assets                                           $661,221               $55,624                  8.41%

Cash and Due Banks                                                 51,931
Bank Premises and Equipment, net                                   12,244
Other Assets                                                       10,594
                                                   ----------------------
  Total Assets                                                   $735,990
                                                   ======================

Time Deposits of $100,000 or more                                $ 31,809               $ 1,674                  5.26%
Other Interest-Bearing Deposits                                   455,032                18,207                  4.00%
Repurchase Agreements                                              34,391                 1,813                  5.27%
                                                   ------------------------------------------------------------------
  Total Interest-Bearing Liabilities                             $521,232               $21,694                  4.16%

Noninterest-Bearing Deposits                                      163,437
Other Liabilities                                                   4,916
Shareholders' Equity                                               46,405
                                                   ----------------------
  Total Liabilities and Shareholders' Equity                     $735,990
                                                   ======================
Net Interest Income                                                                     $33,930
                                                                         ======================
Net Yield on Interest-Earning  Assets                                                                            5.13%

                                                           Average             Int Income/
For the Year Ended                                         Balance               Expense                 Yield
December 31, 1996                                  ------------------------------------------------------------------
Loans, net (1)                                                   $307,349               $32,225                 10.48%
Securities (2)                                                    152,751                 8,624                  5.65%
Federal Funds Sold                                                 26,970                 1,515                  5.62%
                                                   ------------------------------------------------------------------
  Total Earning Assets                                           $487,070               $42,364                  8.70%

Cash and Due Banks                                                 40,944
Bank Premises and Equipment, net                                   10,896
Other Assets                                                        8,137
                                                   ----------------------
  Total Assets                                                   $547,047
                                                   ======================

Time Deposits of $100,000 or more                                $ 37,647               $ 2,000                  5.31%
Other Interest-Bearing Deposits                                   326,857                12,738                  3.90%
Repurchase Agreements                                              19,438                 1,106                  5.69%
                                                   ------------------------------------------------------------------
  Total Interest-Bearing Liabilities                             $383,942               $15,844                  4.13%

Noninterest-Bearing Deposits                                      122,869
Other Liabilities                                                   4,470
Shareholders' Equity                                               35,766
                                                   ----------------------
  Total Liabilities and Shareholders' Equity                     $547,047
                                                   ======================
Net Interest Income                                                                     $26,520
                                                                         ======================
Net Yield on Interest-Earning  Assets                                                                            5.44%

(1) Non-accrual loans are included in the average balance, but interest on such loans is not recognized in the interest income.
(2)  Municipal interest income is not tax equalized.

     The following rate/volume analysis depicts the increase (decrease) in net interest income attributable to interest rate fluctuations (change in rate multiplied by prior period average balance) and volume fluctuations (change in average balance multiplied by prior period rate) when compared to the preceding year.

                         Changes Due to Volume and Rate
                                 (in thousands)

                                                                    1998 vs 1997
                                                                   Changes due to
                                                 Volume                 Rate                  Total
                                        -------------------------------------------------------------------
Loans, net                                             $11,762               $(2,083)               $ 9,679
Securities                                               3,615                  (360)                 3,255
Federal Funds Sold                                         292                    16                    308
                                        -------------------------------------------------------------------
  Total                                                $15,669               $(2,427)               $13,242

Time Deposits of $100,000 or more                      $ 2,152               $    60                $ 2,212
Other Interest-Bearing Deposits                          3,076                   368                  3,444
Repurchase Agreements                                    1,516                  (121)                 1,395
                                        -------------------------------------------------------------------
  Total                                                $ 6,744               $   307                $ 7,051
                                        -------------------------------------------------------------------
Net Interest Income                                    $ 8,925               $(2,734)               $ 6,191
                                        ===================================================================

                                                                     1997 vs 1996
                                                                    Changes due to
                                                 Volume                  Rate                   Total
                                        --------------------------------------------------------------------
Loans, net                                             $ 8,086                  $(402)               $ 7,684
Securities                                               3,350                    254                  3,604
Federal Funds Sold                                       2,050                    (78)                 1,972
                                        --------------------------------------------------------------------
  Total                                                $13,486                  $(226)               $13,260

Time Deposits of $100,000 or more                      $  (307)                 $ (19)               $  (326)
Other Interest-Bearing Deposits                          5,121                    348                  5,469
Repurchase Agreements                                      793                    (86)                   707
                                        --------------------------------------------------------------------
  Total                                                $ 5,607                  $ 243                $ 5,850
                                        --------------------------------------------------------------------
Net Interest Income                                    $ 7,879                  $(469)               $ 7,410
                                        ====================================================================

Note: The change in interest not due solely to volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.

     The Bank's net interest income increased $6.2 million in 1998 versus 1997. The net interest income increase attributable to volume increases was a favorable $8.9 million over 1997. However, interest-earning assets were subject to downward rate pressure during 1998 due to three decreases in the U.S. prime rate as well as extensive competition for loans. These factors, coupled with a competitive environment for deposit dollars, created a $2.7 million decrease in net interest income attributable to rate variances.

     The net yield on interest-earning assets (net interest margin) decreased 41 basis points in 1998 versus 1997. The cost of interest-bearing liabilities increased 15 basis points, again reflecting the increased competition for deposit dollars and the substantial growth in time deposit and repurchase agreement balances over 1997 levels. The cost of $100,000 and over time deposits increased 18 basis points in the face of rate decreases during 1998, however, the loan yield drop of 52 basis points was the most drastic rate change from 1997. As the Bank has grown and expanded its customer base, there are more opportunities to underwrite larger, more competitively priced loans that exist in the current market. The three prime rate decreases during 1998 directly affected the Bank's variable rate loan portfolio which was 58% of the portfolio at December 31, 1998. The investment securities portfolio experienced a decrease in yield of 17 basis points while the yield on fed funds sold actually increased slightly due to the availability of more competitive conduits for federal funds sales.

     In 1997, the Bank's net interest income increased $7.4 million over 1996. The net interest income increase attributable to 1997 volume increases was a favorable $7.9 million. 60% of the volume related interest income increase was attributable to the loan portfolio, as the Bank grew this portfolio average balance by 25% in 1997. The fairly small negative rate variance of $0.5 million between 1997 and 1996 was caused by a mixture of positive and negative rate variances within both, interest-earning asset categories and interest-bearing liabilities.

     The net yield on interest-earning assets decreased 31 basis points in 1997. From 1996 to 1997, the yield on loans decreased due in large part to increasing competition among local banks while investment securities yields increased slightly as maturities were slightly extended as the Bank prepared for anticipated decreases in general interest rates. In 1997, the Bank increased money market and tiered interest account rates to remain competitive in the deposit market, however, the cost of time deposits decreased due to favorable repricing of maturities at lower rates.

     Other Income
     ------------

     The following table details dollar amount and percentage changes of certain categories of other income for the three years ended December 31, 1998.

OTHER INCOME                                            Percent                         Percent
(dollars in thousands)             1998        %         Change     1997        %        Change     1996        %
                                   Amount   of Total   Prev. Yr.   Amount   of Total   Prev. Yr.   Amount   of Total
--------------------------------------------------------------------------------------------------------------------
Service Charges on Deposit
 Accounts                         $ 3,232       31.5%        6.0%  $3,050       40.2%       24.7%  $2,446       45.4%

Merchant Credit Card Income         1,988       19.4%        8.6%   1,831       24.1%       24.6%   1,469       27.2%
Trust Department Income             1,554       15.2%       17.9%   1,318       17.4%       87.7%     702       13.0%
Gain on Sale of Securities
 Held-to-Maturity                      --         --          --       --         --      -100.0%      10        0.2%
Gain on Sale of Securities
 Available-for-Sale                 2,016       19.7%     1716.2%     111        1.5%         --       --         --

ATM Network Fees Earned               276        2.7%       16.9%     236        3.1%       15.1%     205        3.8%
Other Income                        1,185       11.5%       13.9%   1,040       13.7%       86.0%     559       10.4%
                                ------------------------------------------------------------------------------------
                                  $10,251      100.0%       35.1%  $7,586      100.0%       40.7%  $5,391      100.0%

  Service charges on deposit accounts continue to be the major non-interest income category. Other categories such as merchant credit card income and trust department income are growing, however, in 1998 the large realized gain in the available-for-sale securities portfolio caused that category to be the second biggest contributor last year. Management's decision to realize some of the gains within the available-for-sale portfolio was made on the premise that the Bank could replace the yields of the securities to be sold with slight extension in duration. Also, this presented an opportunity to reinvest some of the proceeds into various low risk mortgage-backed securities and collateralized mortgage obligations.

     In 1998, an outside consulting group was hired to assist management in identifying ways to enhance the contributions of current non-interest income sources, specifically service charges on deposit accounts. As another ongoing process, the Bank continues to explore other possible non-interest income sources such as insurance sales and additional trust products.

     In 1997, trust department income increased 88% from 1996 as consolidations at competitor banks benefited Pioneer and its continued commitment toward providing trust services to our communities. Service charges on deposits also increased favorably due to the growth in deposits both in balance and numbers.

     Other Expense
     -------------

     The following table details dollar amount and percentage changes of certain categories of other expense for the three years ended December 31, 1998.

                                                        Percent                          Percent
OTHER EXPENSE                      1998        %         Change     1997        %         Change     1996
(dollars in thousands)             Amount   of Total   Prev. Yr.    Amount   of Total   Prev. Yr.   Amount     %
------------------------------------------------------------------------------------------------------------------
Salaries and Employee Benefits    $13,939       46.5%       25.6%  $11,100       46.8%       21.9%  $ 9,108   47.1%
Occupancy and Equipment             5,966       19.9%       35.7%    4,396       18.5%       32.4%    3,320   17.2%
Merchant Credit Card Expense        1,718        5.7%        9.7%    1,566        6.6%        8.9%    1,438    7.4%
Other Expense                       8,379       27.9%       25.9%    6,654       28.1%       21.7%    5,466   28.3%
                                ----------------------------------------------------------------------------------
                                  $30,002      100.0%       26.5%  $23,716      100.0%       22.7%  $19,332  100.0%

     Similar to 1997 and 1996, salaries and employee benefits continued to be the majority of the non-interest expense category. As Pioneer has grown in total assets, number of branches and product offerings, the number of full-time equivalent employees at the Bank has also grown from 193 at the beginning of 1996 to 307 at December 31, 1998. In 1998, the Bank opened three branches in the Las Vegas/ Henderson area and a Central Vault facility in Las Vegas. Also various departments such as Marketing, Support Services (data center) and Leasing and Lending Centers, and Business Development have added staff in response to the increased volume of business and the growth opportunities. Pioneer's assets per full-time equivalent employee ratio is $3.3 million, compared to a peer ratio of $2.6 million, as published in the FDIC's Peer Analysis for Commercial Banks with deposits between $500 million and $1 billion as of September 30, 1998.

     Consistent with Pioneer's growth strategy, occupancy and equipment expense grew significantly in 1998. The major 1998 capital budget items and the expenditures for each are as follows: three Las Vegas/Henderson area branches ($6.1 million), relocation of data center to a new Reno location ($0.4 million), completion of the Central Vault facility in Las Vegas ($1.7 million), expansion of the Sparks branch ($0.7 million), and upgrade and enhancement of the Bank's computer network ($0.3 million).

     A large expense item within the other expense category is public relations/advertising expense. This expense category totaled $1.2 million for 1998, a 62% increase over the $0.75 million expenses in 1997.

     Cost management has always been a high priority item for management and the board. The outside consulting group hired in 1998 was also asked to assist management in analyzing and adjusting various branch and department processes so as to achieve additional cost savings. The resulting recommendations were implemented, or are in the process of implementation, and are already beginning to improve net earnings. No employee terminations or other restructuring costs are planned as a result of implementation of either the consulting group's recommendations or other processing changes.

     For 1997, growth in salaries and employee benefits as well as occupancy and equipment expense was related to the substantial growth that the Bank experienced throughout the system. New branches, more branch personnel and department support staff, increases in the number of loan and deposit accounts and the transactions processed within those relationships all added to the 23% increase in other expense from 1996. Major capital budget projects and expenditures for 1997 included the following items: initial phases of Las Vegas branch expansion ($0.5 million), new Reno main offices ($2.3 million), mainframe/software upgrades ($0.3 million) and northern branch remodel ($0.3 million). Public relations/advertising expense in 1997 increased 15% over the $0.65 million expenses in 1996.

Quantitative and Qualitative Disclosures About Market Risk

     Interest Rate Sensitivity Management
     ------------------------------------

     The largest component of Pioneer's earnings is net interest income, which can fluctuate widely when interest rate movements occur. The Bank's management is responsible for minimizing Pioneer's exposure to interest rate risk. This is accomplished by developing objectives, and strategies such as establishing benchmarks, which attempt to limit the change in pre-tax net interest income or benchmark ranges which limit the level of asset or liability sensitivity with a given time period. The ongoing management of Pioneer's interest rate sensitivity, limits interest rate risk by controlling the mix and maturity of assets and liabilities.

     A monthly exercise which involves simulating the effects of various immediate interest rate shifts (100 to 200 basis points up or down) on the most current balance sheet and income statement, enables management to review the Bank's interest rate risk position. This includes evaluating alternative sources and uses of funds as well as discussing any changes in external factors. Methods used to achieve and maintain the Bank's rate sensitive position objectives, include the sale of purchase/funding of various asset classes as well as adjusting loan and/or deposit product pricing. Pioneer does not currently use, or anticipate using, derivative instruments such as floors, caps or other interest rates swap type instruments to protect the Bank from significant movements I interest rates. However, the majority of variable loans on the Bank's balance sheet do have cap or floor arrangements within the rate terms.


     Pioneer views any asset or liability which matures, or is subject to repricing within one year to be interest sensitive even though an analysis is performed for all other time intervals as well. The difference between interest sensitive assets and interest sensitive liabilities for a defined period of time is known as the interest sensitivity "gap", and may be either positive or negative. When the gap is positive, interest sensitive assets reprice quicker than interest sensitive liabilities. When negative, the reverse occurs. Non-interest assets and liabilities have been positioned based on management's evaluation of the general sensitivity of these balances to migrate into rate sensitive products. This analysis provides a general measure of interest rate risk but does not address complexities such as prepayment risk, basis risk and the Bank's customer response to interest rate changes. Currently, Pioneer's one year interest sensitive gap is positive. This means, if interest rates were to change and affect assets and liabilities equally, rising rates would increase the Bank's net interest income. The reverse is true when rates fall.

     The following table displays the Bank's balance sheet based on the repricing schedule of 3 months, 3 months to 1 year, 1 year to 5 years and over 5 years. The table does not fully reflect possible high levels of loan prepayments or time deposit early withdrawals with the periods.


                  Asset/Liability Maturity Repricing Schedule
                               December 31, 1998
                                 (in thousands)

                                                           After Three
                                                            Months but      After One
ASSET/LIABILITY MATURITY                 Within              Within         But Within     After Five       Total
 REPRICING SCHEDULE                   Three Months          One Year        Five Years        Years
------------------------------------------------------------------------------------------------------------------
Loans                                    $                     $            $                 $           $
  Fixed                                     11,120                18,958       95,741          120,602     246,421
  Variable (2)                             236,145                 9,783       84,271            6,489     336,688
Securities                                  23,595                18,258       82,160          191,565     315,578
Federal Funds Sold                          47,500                   ---          ---              ---      47,500
                                    ------------------------------------------------------------------------------
  Total Earning Assets                   $ 318,360             $  46,999    $ 262,172         $318,656    $946,187
Allowance for Loan Losses                      ---                   ---          ---           (7,004)     (7,004)
                                    ------------------------------------------------------------------------------
  Total Earning Assets                   $ 318,360             $  46,109    $ 262,172         $311,652    $939,183
                                    ==============================================================================

Interest Bearing Demand (1)              $ 369,772             $     ---    $     ---         $    ---    $369,772
Savings (1)                                 97,279                   ---          ---              ---      97,279
Time                                        62,267               116,109       29,768              104     208,248
                                    ------------------------------------------------------------------------------
   Total Deposits                        $ 529,318             $ 116,109    $  29,768         $    104    $675,299
Repurchase Agreements                       60,111                   ---          ---              ---      60,111
                                    ------------------------------------------------------------------------------
  Total Interest Bearing Liabilities     $ 589,429             $ 116,109    $  29,768         $    104    $735,410

Net Interest Rate Sensitivity Gap        $(271,069)            $ (69,110)   $ 232,404         $311,548    $203,773
Cumulative Gap                            (271,069)             (540,179)    (107,775)         203,773     203,773

(1)  Includes deposits with no stated maturity.

(2) The majority of variable rate loans use Prime Rate as the index. An immaterial amount of other variable rate loans use the five-year constant maturity treasury index. The remaining earning asset categories are fixed rate in nature.

     The following table displays expected maturity information and corresponding interest rates for all interest-sensitive assets and liabilities as well as the fair value of each category at December 31, 1998.

                  Expected Maturity Date at December 31, 1998
                             (Dollars in thousands)

                                                                                                             Fair
                                                      1999    2000-01    2002-03   Thereafter    Total      Value
                                                  --------   --------   --------   ----------   --------   --------
Interest-sensitive assets:
Commercial and Industrial                         $106,480   $ 13,993   $ 20,850     $ 10,368   $151,691   $152,118
  Average interest rate                               8.87%      8.43%      8.73%        8.91%      8.82%
Construction and Development                        85,270      2,548      1,038        4,910     93,766     92,865
  Average interest rate                               9.04%      7.93%      8.70%        8.82%      9.00%
Insured or Guaranteed Residential                       46        ---        ---          ---         46         47
  Average interest rate                              10.14%       ---        ---          ---      10.14%
Conventional and Non-Farm, Non-Residential          62,575     16,339    115,512      103,349    297,775    299,280
  Average interest rate                               8.69%      9.22%      8.50%        8.31%      8.50%
Agricultural Loans                                     441        ---         21          ---        462        464
  Average interest rate                               9.74%       ---       9.13%         ---       9.71%
Loans to Individuals for Personal Expenditures      21,588      4,920      4,104        1,599     32,211     32,452
  Average interest rate                               9.57%      9.59%      8.94%        9.66%      9.50%
State and Municipal Obligations                        ---        ---        271        8,109      8,380      8,196
  Average interest rate                                ---        ---       4.29%        6.65%      4.94%
Leases                                                 398         59        257          ---        714        727
  Average interest rate                               8.13%     12.79%     10.24%         ---       9.24%
Federal funds sold                                  47,500        ---        ---          ---     47,500     47,500
  Average interest rate                               4.74%       ---        ---          ---       4.74%
Securities                                          41,853     51,321     30,839      191,565    315,578    317,111
  Average interest rate                               6.01%      5.95%      5.40%        5.54%      5.63%
                                                -------------------------------------------------------------------
Total Interest-Sensitive Assets                   $366,151   $ 89,180   $172,892     $319,900   $948,123   $950,760
                                                ===================================================================

Interest-sensitive liabilities:
Deposits:
  Savings(1)                                      $ 44,049   $ 37,937   $  4,830     $ 10,463   $ 97,279   $ 97,425
    Average interest rate                             2.37%      2.37%      2.37%        2.37%      2.37%
  Money Market & NOW(1)                             88,487    146,370     51,489       83,426    369,772    369,772
    Average interest rate                             3.03%      3.03%      3.03%        3.03%      3.03%
  Time certificates                                178,376     28,127      1,641          104    208,248    209,120
    Average interest rate                             5.26%      5.57%      5.25%        6.00%      5.30%
  Repurchase Agreements                             60,111        ---        ---          ---     60,111     60,111
    Average interest rate                             4.40%       ---        ---          ---       4.40%
                                                -------------------------------------------------------------------
Total Interest-Sensitive Liabilities              $371,023   $212,434   $ 57,960     $ 93,993   $735,410   $736,428
                                                ===================================================================

(1)  Expected maturity based on historical life of accounts.

Year 2000 Disclosure - Pioneer and the Bank's State of Readiness

     Technical Issues
     ----------------

     The Year 2000 ("Y2K") issue is the result of the computers inability to distinguish "00" as 2000. Computer programs that were written with only a two-digit year may not function accurately or at all when the date changes from 1999 to 2000. Year 2000 issues will potentially affect anything that contains an embedded microchip.

     The major impact created by the two-digit year in computer programs involves finding the numerous date routines, correcting them, testing the changes and placing the program back into production. Estimates have these date representations occurring about once every five lines of code on average. The major cost of remediation for most companies falls into the area of identifying, fixing and testing the two-digit dates and reinstalling the programs into production.

     The Bank does not run core mission critical systems that rely on two-digit code for the year. The Information Technology Incorporated (ITI) system that we rely on utilizes a single proprietary date routine for all of their programs. This date routine was developed in the 1980's as part of the original system design and has proven its accuracy over the course of the past thirteen years that the Bank has run the ITI system. The major cost element of fixing the two-digit date was averted by running the ITI system.

     The Bank has tested the ITI system it uses twice: once at our disaster recovery site on their equipment and once on our own main frame computer in Reno. The results of both tests were identical, and no date related problems occurred. The system was tested through the end of the Year 2000 to insure it was able to determine the correct number of days occurring in the Year 2000 which will be 366 due to leap year.

     Another advantage to the ITI system is that it currently runs in more than 1,300 locations in the United States supporting more than 3,500 banks. Under the Federal Financial Institutions Examination Council ("FFIEC") guidelines, the system must be tested in each bank. This will make the ITI system one of the most Y2K tested systems in the country.

     Given the design of the system, its long history of positive performance, the intense level of Y2K testing and our own years of experience in using the system, our confidence level is high that it will perform as designed.

     Project Management.  The Bank initiated a Year 2000 Project early in 1997
     ------------------
to address these issues. The Bank Year 2000 Project Plan has been set up following the FFIEC recommended five-phase format: Awareness; Assessment; Renovation; Validation; Implementation. In addition to the recommended five phases, the Bank plan has been expanded to include Audit, Budget, Contingency Plans and year-end plans.

     Awareness
     ---------

     The Awareness phase of our project has taken on much greater importance than originally envisioned. The primary reason is that the Bank feels very strongly about informing our shareholders, customers and business partners of our progress toward Year 2000 compliance and about the Year 2000's potential impact on them.

     The Bank's Y2K communication efforts have reached all shareholders, customers, and Bank staff. All information has been placed in our branches for both our customers and the general public. Year 2000 presentations have been made by members of our Y2K Team to more than 600 business people in various Reno and Las Vegas civic clubs in an effort to raise awareness of the potential Y2K risks. We participated in a televised program dealing with Y2K issues that had more than a million viewers in five states.

     Awareness Phase Status.  The awareness phase of our Y2K Plan continues to
     ----------------------
be the most active phase. The continuing need to communicate the potential Y2K impact will last through the end of 1999. We will continue to communicate the status of the Bank's Y2K efforts and the steps we are taking to insure the safety and accuracy of customer funds and records.

     Assessment
     ----------

     More than 94 % of the dollar amount of the Bank's loan portfolio has been Y2K risk assessed by the Bank lenders. The review was designed to identify borrowers that may experience potential disruptions as a result of a failure of their systems, external systems or suppliers that in turn could impact cash flow and affect their financial strength. Only 11 loans in four relationships involving $3.1 million were rated as Y2K high risk. These four relationships plus the loans rated medium risk are being monitored on a quarterly basis by the lenders per Bank policy. Those customers have also been advised to seek professional Y2K assistance.

     The Bank added to its loan criteria, the requirement to evaluate the applicant's Y2K compliance rating as another consideration in determining the final decision on the loan application. A high Y2K risk rating may not disqualify the applicant in itself. If the applicant has a Y2K project plan, if the plan is on schedule and the risk factors have been addressed to the satisfaction of the Bank, the Y2K risk may not disqualify the application.

     The Bank's Trust Department has completed assessment of the Y2K risk associated with their fiduciary services. Outside providers of investment advice have been required to follow the SEC's directives dealing with the soundness of companies they recommend for investment of trust funds. In addition to Y2K checking the new assets being added to the trust portfolios, the trust officers have reviewed the existing assets in the account to determine if they may be a Y2K risk to the client.

     The Bank's investment portfolio has been reviewed for insurance coverage and maturity dates. The money derived from the maturing of some bonds may become part of the total cash plan for the Bank. A contingency plan for cash has been developed and addresses the level of cash the Bank will retain over the Century Date Change (CDC) weekend.

     Assessment Phase Status.  The initial assessment of loans, trust accounts,
     -----------------------
investments and large funds providers as well as our Information Systems and environmental systems have been completed with positive results. The main activity for the balance of the year will be monitoring the existing accounts and reviewing the new ones.

     Renovation
     ----------

     Our automatic teller machines (ATM), Bank By Phone (VRU) Systems and Trust Systems were successfully converted to the Y2K compliant version of their respective software. The trust accounting system was upgraded to the Y2K compliant version in August 1998 and continues to run in our production environment. The Y2K update to our LAN/WAN personal computer Network Operating System and the installation of new computer chips in our teller station computers was completed in the first quarter of 1999. This change will enable the teller station hardware to continue to process customer transactions into the next century without replacing the entire computer.

     Renovation Phase Status.  The renovation phase of our project has been
     -----------------------
completed for Y2K purposes. All new programs will be subjected to the full range of Y2K testing prior to final acceptance and installation in our production environment.

     Validation
     ----------

     Testing of our mission critical core mainframe computer software was completed in June 1998. Following extensive and exhaustive review of the output data by our technical staff, internal audit and the users of the systems, the data was determined to be accurate in all aspects. All non-critical software has been tested and determined to be accurate in all respects.

     The Unisys mainframe computer in Reno was successfully tested for the Year 2000 rollover date and the leap year date as was the Unisys DP500 data capture system in Las Vegas.

     All Y2K and Leap Year tests have been successfully completed in conjunction with the Federal Reserve Bank including tests on the following applications: wire transfers, Automated Clearing House (ACH) payments, bond processing and Treasury Taxes and Loans (TT&L) tax payment system.

     Validation Phase Status.  All Y2K validation efforts have been completed
     -----------------------
with positive results.  Testing will continue in a maintenance mode.

     Implementation
     --------------

     The implementation effort at the Bank involved upgrades to several applications and in the case of the trust application required us to upgrade our
hardware to obtain the best results from the system.   The other upgrades were
completed earlier than projected because of Y2K but were planned for later change as a matter of normal operational planning. All applications running in a production mode are the Y2K version of the software.

     Implementation Phase Status.  The implementation phase of the Bank's Y2K
     ---------------------------
project is considered to be in an ongoing maintenance mode. All new systems installed in the Bank are being validated as Y2K compliant prior to their implementation.

     Non-Technical Issues
     --------------------

     The Year 2000 also has non-technical issues that have the potential to create problems. Our environmental systems have been reviewed and determined to be Y2K ready. Only limited changes were required with minimal expense incurred. Our mission critical equipment such as vault doors and security systems have been evaluated and are considered to be Y2K ready.


     We have received a written response from all mission critical vendors indicating that they are aware of the Year 2000 potential risks and have a plan in place to address their issues. None of our identified mission critical vendors have indicated that they are not, or believe that they will not timely be, Year 2000 compliant. We will continue to monitor these vendors and request periodic updates on their progress. Contingency plans have been developed to address the potential loss of services and/or products from these vendors. Most of our mission critical vendors automatically update us quarterly as to their status if such updates are not received from any vendor, we promptly contact such vendors in writing, requesting a written status update.

     None of the written assurances that we have received from mission critical vendors are significantly qualified, limited or subject to conditions that cause us to question the value of such assurances. Aside from certain evidentiary exclusions or higher evidentiary requirements that may apply in state and federal legal actions regarding vendor assurances if they are determined by a court to constitute Y2K readiness disclosures or Year 2000 statements under the federal Year 2000 Information and Readiness disclosure Act of 1998, the Bank is not aware of any limitations on its legal remedies against vendors that ultimately prove not to be Y2K compliant despite assurances to the contrary.


     The Bank has successfully tested the Y2K compliance of all of its mission critical software vendors' products in use by the Bank. A written request has been sent to our mission critical software vendors asking if they have had a third party review of their software. A request has been made to our mission critical vendors for copies of their financial reports including the annual report, 10-K, 10Q and quarterly reports to shareholders. Some information was obtained from the respective vendor web sites. An analysis of this information was performed by a lending analyst from the loan department which indicated that the companies in question were in acceptable financial condition. Many of the Bank's mission critical vendors have been audited by the Office of the Comptroller of the Currency ("OCC") for Y2K compliance. The FDIC, in cooperation with the OCC, has provided us with an audit report of their findings to help is evaluate the condition of these companies.

     Aside from the compliance testing described above, regarding vendors of mission critical software products, we have not, and have no current plans to, independently test the Y2K compliance of our mission critical vendors generally


     The Bank has not established specific dates after which it would terminate its relations with any mission critical vendor that has not provided adequate assurance of its Y2K compliance. The reason for not setting a date is that we have established good communications with all mission critical vendors and have no current concerns about their Y2K compliance. If this situation changes with any such vendors we would reconsider our position which may result in termination of our relationship. Any such termination decision would be made on a case-by-case basis, based on all the information then available to the Bank after careful scrutiny of the nature of the vendor's Y2K issues, the services provided by such vendor, the nature and quality of alternative vendors, and other matters.

     Contingency and Year End Plans
     ------------------------------

     Contingency and year-end plans have been completed for all areas of the Bank. Both plans are considered to be "living documents" and will be refined and updated to reflect changes and conditions that evolve or develop as time passes. A successful bank wide walkthrough test of the plans was conducted on April 17, 1999.

     The walkthrough test successfully addressed the objectives of the exercise from several directions. The plans themselves were well thought out and complete, the process we designed for handling the issues worked as expected, the information provided to the senior managers was satisfactory in both content and volume and the problems we designed to test the plans were addressed. Some issues surfaced during the course of the test that were evaluated and incorporated into the plans where appropriate. Some of the issues were related to communications, physical location of various staff at the Century Date change ("CDC") time, customer service, disaster supplies and extra security equipment.


     The Bank has concluded, based on its review of information available to it, that it cannot now accurately assess the most reasonably likely worst case scenario in which the Bank could find itself as a result of Y2K issues. Indeed, the scope of the Y2K situation is the subject of worldwide speculation, and there is no clear picture of the most reasonably likely worst case scenario, from any source. Management believes that the "living document" approach described above, and the regular attention to evolving Y2K issues and challenges that is necessary for this approach, to be the optimal way to approach the possible worst case scenarios at this point in time. As noted above, the Bank has in place contingency and year-end plans, which outline the steps to be taken to minimize the effect on customers and losses to the bank in the event that unforeseen circumstances beyond the Bank's control adversely affect our ability to provide financial services to customers.

     Audit
     -----

     McGladrey & Pullen, LLP a public account firm specializing in Year 2000 audits, has completed a review of our Year 2000 project and provided the Bank with a report of their findings. The report indicated that our plan addressed the Y2K issues as expected and was following the FFIEC guidelines. Overall, the Bank is on schedule with their Year 2000 planning activities and does not have any significant problems related to its Year 2000 compliance efforts.

     The FDIC has conducted three onsite examinations of the Bank's Y2K project since August of 1997. Although the audit results and conclusions may not be revealed, the Bank considers the Y2K project on schedule or ahead of schedule. Results of our testing have been positive and we are running the most current version of our production software without Y2K problems. We are currently testing our contingency plans and year-end plans and expect they will prove capable of addressing any problems that develop when the CDC arrives.

     Summary
     -------

     Pioneer and the Bank continue to meet its Y2K plan milestones and move toward its goal of becoming Year 2000 compliant. Pioneer and the Bank remain firm in their commitment to provide the needed resources to address the Year 2000 issues and continue to serve its customers into the next century.

     Estimated Costs to Address Year 2000 Issues
     -------------------------------------------

     The total financial effect that the Year 2000 issues may have on the Bank cannot be predicted with any certainty at this time. The single largest Y2K expense involves the identification and modification of date routines in software. Because the Bank utilizes software acquired from a third party and has no source code or programmers to work on the code, the major Y2K expense has been avoided. Our total budget for 1998 was $500,000 and our actual expenditures were less than half this amount. The budget was set at $350,000 for 1999 and $270,000 for 2000 bringing the total Y2K budget through the Year 2000 to $1.12 million. The Bank does not consider this level of expenditure to be material and is not expected to have a material impact on earnings. The year-to-date 1999 direct cost attributable to Y2K efforts through May 31, 1999 was $105,000.

     Risks Related to Year 2000 Issues
     ---------------------------------

     The Year 2000 poses certain risks to the Bank and its operations. Like the operations of many other companies, the Bank's operations can be adversely affected by the Year 2000 triggered failures of other companies upon whom we depend for the functioning of our automated systems and other services. Accordingly, the Bank's operations could be materially affected, if the operations of mission-critical third party service providers are adversely affected. The Bank has identified all of our mission-critical vendors and set up a process to carry out ongoing monitoring of their Year 2000 compliance efforts.

                           FORWARD LOOKING STATEMENTS
                       AND YEAR 2000 READINESS DISCLOSURE

     The discussion above regarding the century date change for the year 2000 includes certain "forward looking statements" concerning the future operations of the Bank. The Bank desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 ("PSLRA") as they apply to forward looking statements. This statement is for the express purpose of availing the Bank of the protections of such safe harbor with respect to all "forward looking statements". Management's ability to predict results of the effect of future plans is inherently uncertain, and subject to factors that may cause result to differ materially from those projected. Factors that could affect the actual results include the Bank's success in identifying all the Y2K risks within the Bank, the uncertainty associated with the impact of the century change on our customers, vendors and third-party service providers and the economy in general.

     The safe harbor provisions of the PLSRA described above do not apply to initial public offerings. The Company has been advised that the SEC takes the position that the Company's filing on Form 10 constitutes an initial public offering for such purpose, and that accordingly, the PSLRA does not apply to forward looking statements contained in this document.

ITEM 3.  DESCRIPTION OF PROPERTIES.

     Pioneer currently operates 13 branch offices of the Bank, with the main office located in Reno, Nevada. The following is a description of the branch offices.


                                                                                Date Opened     Occupancy
City and County                            Address               Sq. Feet       or Acquired       Status
--------------------------------  --------------------------  ---------------  -------------  --------------
Reno Branches
(Washoe County)

Corporate Headquarters
 Administrative Office            10 State Street                      16,600           3/65      Leased

Main Branch                       One W. Liberty Street                 8,000        9/15/97      Leased
Moana-Lakeside Branch             1001 W. Moana Lane                    4,536        9/13/74      Leased
Meadowood Branch                  5050 Meadowood Mall Circle            6,419       11/18/96      Leased

Sparks Branch
(Washoe County)
Sparks Branch                     500 E. Prater Way                     4,969        6/15/93      Leased

Carson City Branch
(Carson City)
South Carson Branch               4267 S. Carson Street                 4,537       11/17/95      Leased

Las Vegas Branches
(Clark County)
Las Vegas Downtown Branch         230 S. Las Vegas Boulevard            5,380       11/13/95      Leased
Pioneer Center Branch             4170 S. Maryland Parkway             14,000        5/17/78    Bldg Owned
                                                                                               Land Leased
Spring Mountain Branch            4949 Spring Mountain Road            14,504       11/15/81      Leased
Summerlin Branch                  8400 W. Lake Mead                     3,770        10/3/94      Leased
                                  Boulevard
West Sahara Branch                8260 W. Sahara Avenue                 4,950        1/26/98      Leased
McCarran Center Branch            750 E. Warm Springs Road              4,900        7/20/98      Leased

Henderson Branches
(Clark County)
Eastgate Branch                   460 N. Stephanie Street               5,137        12/7/98      Leased
Green Valley Branch               4001 E. Sunset Road                   4,100         8/9/93      Leased

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The following table sets forth information as of April 1, 1999, with respect to the shares of Pioneer Common Stock beneficially owned by (i) each person (other than executive officers or directors whose stock ownership is listed below), known by Pioneer to own beneficially more than 5% of Pioneer Common Stock, (ii) each director of Pioneer, (iii) the executive officers of Pioneer named in the Summary Compensation Table, and (iv) all directors and executive officers of Pioneer as a group. Except as noted below, each holder has sole voting and investment power with respect to shares of Pioneer Common Stock listed as owned by such person or entity. Where beneficial ownership is less than 1% of the outstanding shares, the percentage is not reflected in the table.

Principal Shareholders (5% Owners)

                                                                                        Percentage of
              Name and Address                        Number of Shares of                Outstanding
            of Beneficial Owner                       Common Stock Owned                 Common Stock
--------------------------------------------  -----------------------------------  ------------------------
Cede & Co.                                                              1,638,932                    18.88%
P. O. Box 20
New York,  NY  10004

Melba E. Leaverton & Steven T. Walther                                    737,044                     8.49%
Co-Trustees of William Nixson Denton Trust
P. O. Box 7418
Reno, NV  89510

Directors and Named Executive Officers

                                                                                        Percentage of
                                                      Number of Shares of                Outstanding
Name and Position                                     Common Stock Owned/1/             Common Stock
--------------------------------------------  -----------------------------------  -----------------------
Directors
---------
Louis J. Capurro, Chairman                                            510,953/2/                     5.88%
Donald A. Bernard, Vice Chairman                                      170,318                        1.96%
William E. Martin, President and CEO                                  120,444/3/                     1.38%
James N. Bahan, Director                                               76,943/4/                      ---
Jeanne Hood, Director                                                  10,531                         ---

/1/ Includes shares subject to options that could be exercised within 60 days as follows: 300 shares for each of Messrs. Capurro, Bernard, Bahan, Knauss, Mack, Ruthe, Wells, Wilkerson and Yoxen and Ms. Hood; 3,750 shares for Mr. Martin;
and 2,250 shares for each of Messrs. Henry, J. Martin and Plunkett.
/2/ Includes 124,031 shares held by The Capurro Survivor's Trust; 272,926 shares held by Quail Meadows Ltd. Partnership; 3,262 shares held by Capurro Irrevocable Decedent's Trust; of which Mr. Capurro is a trustee, and 110,434 shares held by an Irrevocable Marital Trust, of which Mr. Capurro is a trustee.
/3/ Includes 5,413 shares held in an IRA Account for the benefit of Mr. Martin. /4/ Includes 16,479 shares held by a Trust of which Mr. Bahan is a trustee, 50,164 shares held by a Bahan Family Trust, of which Mr. Bahan and his spouse are co-trustees, and 10,000 shares held in an IRA Account for the benefit of Mr. Bahan.

Ken Knauss, Director                                                   33,308/5/                      ---
Luther Mack Jr. Director                                               19,577                         ---
Charles L. Ruthe, Director                                              1,942/6/                      ---
Howard Wells Jr., Director                                             82,215/7/                      ---
Donald L. Wilkerson, Director                                         422,683/8/                     4.86%
John E. Yoxen, Director                                               330,291/9/                     3.80%

Executive Officers
------------------
A.G. Henry, EVP/COO                                                    79,158/6/                      ---
Jerry R. Martin, EVP/CCO                                               36,368/10/                     ---
Edward T. Plunkett, EVP/CFO                                             3,606                         ---
All executive officers and directors as a                           1,865,023/11/                   21.44%
 group (14 persons)

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.

Directors

     The following table sets forth summary information about the directors of Pioneer. Directors serve on the Board of Directors of both Pioneer and the Bank. Directors of Pioneer serve staggered terms consisting of three groups of directors, and at each annual meeting, members of one of the groups, on a rotating basis, are elected for a three-year term. Pioneer's Articles of Incorporation and Bylaws permit no more than fifteen directors. The following table sets forth certain information with respect to the directors, some of whom are also executive officers of Pioneer:

Name                                              Age                      Position
----------------------------------------  -------------------  --------------------------------
Term Expiring 2000
------------------
Donald A. Bernard                                    63        Vice Chairman of the Board of
                                                               Pioneer and the Bank
Ken Knauss                                           43        Director
William E. Martin                                    57        Director, President and CEO of
                                                               Pioneer and the Bank

---------------------
/5/ Includes 12,401 shares held by Ken Knauss Revocable Trust, of which Mr. Knauss is a trustee; 10,303 shares held by Knauss Irrevocable Trust for Nicolette Knauss; and 10,304 shares held by Knauss Irrevocable Trust for Kristen Knauss, trusts for Mr. Knauss's daughters.
/6/ Held jointly with spouse.
/7/ Includes 79,499 shares held by the Wells Family Trust, of which he and his spouse are co-trustees and 2,716 shares in an IRA Account for the benefit of Mr. Wells.
/8/ Includes 3,131 shares held by the Wilkerson Family Trust which Mr. Wilkerson and his spouse are co-trustees and 419,252 shares by Mardon Investments Limited Partnership, of which Mr. Wilkerson is a partner.
/9/ Includes 8,546 shares held by the Yoxen Family Trust, of which Mr. Yoxen and his spouse are trustees and 321,445 shares held by the Alby Family Limited Partnership, of which Mr. Yoxen is a partner.
/10/ Includes 2,254 shares held jointly with daughter, 1,039 shares as custodian for his minor son and 17,202 shares held in an IRA Account for the benefit of Mr. Martin.
/11/ Includes 13,500 shares subject to option that could be exercised within 60 days.

Term Expiring 2001
------------------
Louis J. Capurro                                     80        Chairman of the Board of
                                                               Pioneer and the Bank
James N. Bahan                                       60        Director
Jeanne Hood                                          72        Director
Charles L. Ruthe                                     64        Director
Howard Wells Jr.                                     61        Director

Term Expiring 2002
------------------
Luther Mack Jr.                                      59        Director
Donald L. Wilkerson                                  65        Director
John E. Yoxen                                        79        Director

     The business experience of each of the directors for the past five years is described below:

     James N. Bahan has been a director of Pioneer and the Bank since 1997. Mr.
     --------------
Bahan is the Executive Vice President of Model Dairy, a company that he and his brother purchased in 1977. Mr. Bahan previously served as the President of Model Dairy before it was acquired by Suiza Foods in December 1996.

     Donald A. Bernard has served as Vice Chairman of the Board of Pioneer since
     -----------------
its formation in 1993. Mr. Bernard has been a director of the Bank since 1987 and has served as Vice Chairman of the Board of the Bank since 1992. He has been the owner of Bernard Holdings and Investment Group since 1996. Prior to that time, he was Senior Vice President of Everen (Kemper) Securities and an Executive Vice President at Birr Wilson.

     Louis J. Capurro has served as Chairman of the Board of Pioneer since its
     -----------------
formation in 1993. Mr. Capurro has been a director and the Chairman of the Board of the Bank since 1965. He retired in June 1991 as Senior Vice President of Sedgwick James Insurance Brokers, where he had worked since 1983. Prior to that time, he was associated with the insurance firm of Capurro & McKenna and its successors since 1946.

     Jeanne Hood has been a director of Pioneer and the Bank since 1994. Ms.
     -----------
Hood is a consultant and director with American Casino Enterprises. Prior to that time, she served as the President, CEO, Vice Chairman and Consultant to Elsinore Corporation, a gaming operation in Las Vegas. Ms. Hood also serves as a director of American Vantage Companies.

     Ken Knauss has been a director of Pioneer and the Bank since 1993. Mr.
     ----------
Knauss is the President of Palm Mortuaries Inc., formerly Desert Lawn Inc., and from 1982 - 1987, served as Vice President of Operations of the company.

     Luther Mack Jr. has been a director of Pioneer since its formation in 1993
     ---------------
and a director of the Bank since 1991. Mr. Mack is the owner and President of Mack Associates, Inc., owning and operating McDonald's Franchise locations since 1974. He also owned and operated a television station in Reno from 1995 to 1998. Prior to that time, he worked for the Small Business Administration and State of Nevada.

     William E. Martin has been a director and the President and Chief Executive
     -----------------
Officer of the Bank since joining Pioneer in 1989, and of Pioneer since its formation in 1993. Prior to joining Pioneer, Mr. Martin served as the President of Nevada National Bank and worked for the Office of the Comptroller of the Currency.

     Charles L. Ruthe has been a director of Pioneer and the Bank since 1998.
     ----------------
Mr. Ruthe is the owner and Chairman of the Board of Charles L. Ruthe and Associates, Inc., since 1975. He was employed by Boyd Gaming Corporation from 1983 to 1997 and retired as President of the Boyd Group. Mr. Ruthe continues to serve as a consultant to Boyd Gaming, and also serves as a director of Sierra Health Services.

     Howard Wells Jr. has been a director of Pioneer since its formation in 1993
     ----------------
and a director of the Bank since 1986. Mr. Wells is the owner and President of Wells Cargo, Inc., a construction firm, since 1972.

     Donald L. Wilkerson has been a director of Pioneer since its formation
     -------------------
in 1993 and a director of the Bank since 1991. Mr. Wilkerson is self employed as an investor and developer since 1982. Prior to that time, he was with Mason-McDuffie Company, mortgage banking division.

     John E. Yoxen has been a director of Pioneer since its formation in 1993
     -------------
and a director of the Bank since 1971. Mr. Yoxen worked as a contractor for 26 years, until his retirement in 1986.

Executive Officers

     The following table sets forth summary information about the executive officers of Pioneer and the Bank, listed in the summary compensation table, who are not also directors. Each of the executive officers has served in positions with Pioneer and/or the Bank for the past five years.

                                                                                               Term of
Name                                    Age                       Position                      Office
----------------------------------  -----------  ------------------------------------------  ------------
A. G. Henry                                  56  Asst. Secretary of Pioneer; Executive               1989
                                                 Vice President, Chief Operating Officer
                                                 of the Bank
Edward T. Plunkett                           61  Treasurer of Pioneer; Executive Vice                1991
                                                 President, Chief Financial Officer of
                                                 the Bank
Jerry R. Martin                              49  Executive Vice President, Chief Credit              1991
                                                 Officer of the Bank

ITEM 6.    EXECUTIVE COMPENSATION

     The following information is provided regarding the compensation paid by Pioneer, or in certain cases, the Bank, to the directors and to the Chief Executive Officer of Pioneer and the three most highly compensated executive officers of Pioneer or the Bank, as the case may be, whose compensation exceeded $100,000 in fiscal year 1998.

Director Compensation

     Pioneer has established a program for director compensation in which each director of Pioneer receives a fee of $2,500 for each meeting. As authorized by the Board, directors may elect to receive shares of Pioneer Common Stock in lieu of director fees. Shares of Pioneer Common Stock are issued based on the market value of Pioneer's Common Stock on the day prior to the Board of Director's meeting.

Deferred Compensation Plan

     The Board has also adopted a deferred compensation program for directors and executive officers. Under the deferred compensation program, directors may elect to defer payment of some or all of their directors' fees and executive officers may elect to defer all or a portion of their bonus. There are no company paid contributions under this program.

Executive Officer Compensation

                          Summary Compensation Table

                                                                                       Long Term Compensation
                                                                              ---------------------------------------
                                        Annual Compensation                          Awards               Payouts
                         --------------------------------------------------------------------------------------------
                                                                 Other         Restricted      Securities
                                                                 Annual           Stock        Underlying    LTIP      All Other
Name and Principal             Year       Salary   Bonus($)   Compensation       Awards         Options/    Payouts   Compensation
 Position                                                       ($) (1)             ($)          SARs(#)      ($)      ($) (2)(3)
----------------------------------------------------------------------------------------------------------------------------------
William E. Martin                  1998  $275,040  $400,000              0                 0       37,500         0        $ 6,923
President and CEO                                        (4)
----------------------------------------------------------------------------------------------------------------------------------
A. G. Henry, EVP and               1998  $168,000  $ 90,000              0                 0       22,500         0        $ 5,703
 Chief Operating Officer
----------------------------------------------------------------------------------------------------------------------------------
Jerry R. Martin, EVP and           1998  $110,040  $ 35,000              0                 0       22,500         0        $ 5,487
 Chief Credit Officer
----------------------------------------------------------------------------------------------------------------------------------
Edward T. Plunkett, EVP            1998  $110,040  $ 35,000              0                 0       22,500         0        $ 4,811
 and Chief Financial
 Officer
----------------------------------------------------------------------------------------------------------------------------------

(1) Does not include amounts attributable to miscellaneous benefits received by executive officers, including the use of company-owned automobiles and the payment of certain club dues. In the opinion of management, the costs to the Bank of providing such benefits to any individual executive officer during the year ended December 31, 1998 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(2) Includes contributions paid by Pioneer or the Bank during 1998 for the benefit of Messrs. Martin, Henry, J. Martin and Plunkett in the amounts of $5,000, $3,780, $2,889 and $2,889, respectively, pursuant to Pioneer's 401(k) Savings Plan and Trust.

(3) Includes insurance premiums paid by Pioneer during 1998 on behalf of Messrs. Martin, Henry, J. Martin and Plunkett in the amounts of $1,922, $1,922, $2,498 and $1,922, respectively.

(4) Mr. Martin's bonus represents $125,000 that vested over the normal course of his employment at the rate of 25% upon grant, and 25% per year over the following three years, and $275,000 which was granted with an accelerated vesting schedule.

Executive Severance Agreements

     In February 1999, the Bank entered into severance agreements with certain executive officers. Under these agreements, the executive is entitled to receive a severance payment if his or her employment is terminated voluntarily or involuntarily, other than for cause, disability or death (i) within the Severance Protection Period (as defined below) after a change in control, or
(ii) within sixty days before a change in control. For Mr. Martin, the "Severance Protection Period" is 36 months from the date of a change in control; and for Messrs. Henry, Jerry Martin and Plunkett, the "Severance Protection Period" is 24 months from the date of a change in control, plus an additional month for each year of employment, for a maximum of 30 months. The amount of the severance payment is based on the executive's most recent salary and bonus amount for one month, multiplied by the number of months in the Severance Protection Period.

     The severance agreements also contain a noncompete provision that prevents the executives from competing with the Bank, either directly or indirectly, as a shareholder, member, partner, director, officer, manager, consultant, agent or representative of a "competing business" in the State of Nevada for a period of twelve months.

Consulting Agreement

     In February 1998, the Bank entered into a Consulting Agreement with Leo V. Seevers, who, at that time served as an Executive Vice President of the Bank. The Consulting Agreement which became effective on March 31, 1998, the date of Mr. Seever's retirement, provides that Mr. Seevers will serve as a consultant to the Bank for a period of three years, until March 30, 2001 (the "Transition Period"). As compensation for his consulting services, Mr. Seevers will receive the sum of $360,000, payable in monthly installments over the Transition Period.

     The Consulting Agreement also contains a noncompete provision that prevents Mr. Seevers, without the prior written authorization of the Bank, either directly or indirectly, to own, manage, operate, control, or participate in the ownership, management, operation or control of, or to be connected as an officer, employee, partner, director or consultant, of any financial institution within Clark County, Washoe County or the State of Nevada during the Transition Period.

Stock Options

     Stock Option Grants.  The following table sets forth stock options granted
     -------------------
during 1998 to the executive officers named in the "Summary Compensation Table" above, pursuant to Pioneer's stock option plan during the year ended December 31, 1998.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                               Potential Realizable
                                                                                                     Value at
                                                                                               Assumed Annual Rates
                                  Individual Grants                                               of Stock Price
                                                                                                   Appreciation
                                                                                                for Option Term(3)
--------------------------------------------------------------------------------------------------------------------------
                         Number of Shares of       % of Total
                             Underlying             Options     Exercise
                               Options             Granted to    Price     Expiration
Name                       Granted (1)(2)          Employees    ($/Share)     Date               5%            10%
--------------------------------------------------------------------------------------------------------------------------
William E. Martin                      37,500             8.4%    $26.67      2/17/08              $630,078     $1,590,198
--------------------------------------------------------------------------------------------------------------------------
A. G. Henry                            22,500             5.1%    $26.67      2/17/08              $378,047     $  954,119
--------------------------------------------------------------------------------------------------------------------------
Jerry R. Martin                        11,250             5.1%    $26.67      2/17/08              $189,023     $  477,059
                                       11,250                     $25.33      4/14/08              $179,526     $  453,090
--------------------------------------------------------------------------------------------------------------------------
Edward T. Plunkett                     22,500             5.1%    $26.67      2/17/08              $378,047     $  954,119
==========================================================================================================================


(1) Shares have been adjusted to reflect a 3-for-2 stock split effective July 29, 1998.
(2) The options are non-qualified stock options and become exercisable in five annual installments. Each option was granted under Pioneer's stock option plan and has an exercise price equal to the fair market value of the Common Stock on the date of grant.
(3) The dollar amounts under these columns result from calculations at the 5% and 10% assumed appreciation rate established by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of Pioneer's Common Stock price.

     Stock Option Exercises.  The following table sets forth certain information
     ----------------------
concerning exercises of stock options pursuant to Pioneer's stock option plan by the executive officers named in the "Summary Compensation Table" during the year ended December 31, 1998 and stock options held at year end.

                                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                AND YEAR-END OPTION VALUES

                                                                 Number of                             Value of
                            Shares                              Unexercised                      Unexercised Options
                          Acquired on    Value              Options at Year End1                   at Year End (2)
          Name             Exercise     Realized   ------------------------------------------------------------------------
                                                       Exercisable       Unexercisable      Exercisable       Unexercisable
---------------------------------------------------------------------------------------------------------------------------
William E. Martin              82,113  $1,852,467                 3,750         33,750                   $0              $0
---------------------------------------------------------------------------------------------------------------------------
A. G. Henry                    61,585  $1,389,358                 2,250         20,250                   $0              $0
---------------------------------------------------------------------------------------------------------------------------
Jerry R. Martin                     0         ---                 2,250         20,250                   $0              $0
---------------------------------------------------------------------------------------------------------------------------
Edward T. Plunkett                  0         ---                 2,250         20,250                   $0              $0
===========================================================================================================================

(1) Shares have been adjusted to reflect a 3-for-2 stock split effective July 29, 1998.
(2) On December 31, 1998, the average closing price of Pioneer's Common Stock was $25.00. For purposes of the foregoing table, stock options with an exercise price greater than that amount are considered to be "under water," therefore, no dollar value is listed.

Employee Benefit Plans


     401(k) Savings Plan and Trust.  Pioneer and the Bank have a 401(k) Savings
     -----------------------------
Plan and Trust ("401(k) Plan") covering substantially all employees. An employee must be at least 18 years of age and have six months of service with Pioneer or the Bank to be eligible for the 401 (k) Plan ("Effective Date"). Under the 401(k) Plan, participants may defer a percentage of their compensation, the dollar amount of which may not exceed the limit as governed by law. At the direction of the Board of Directors, Pioneer may also elect to pay a discretionary matching contribution equal to a percentage of the amount of the salary deferral made by the participant. The 401(k) Plan provides that contributions made by the employee are 100% vested immediately upon the participant's Effective Date. Contributions made by the employer vest 25% upon completion of two years of employment, and vest 25% annually thereafter, and are fully vested in the fifth year.

     A committee of the Bank acts as the Plan Administrator of the 401(k) Plan. The general investment options are determined by the Plan's Administrative Committee.

     Supplemental Executive Incentive Plan (Deferred Compensation Plan).
     ------------------------------------------------------------------
Pioneer and the Bank have adopted a deferred compensation plan ("DCP Plan") which is open to directors, executive officers and individuals designated by the Executive Committee of the Board of Directors. Participants may elect to defer payment up to 100% of their salary or bonus. Upon reaching normal retirement age or date of disability, if earlier, both as defined, participants are paid in a lump sum or in quarterly installments over a term of up to 15 years. No contributions were made by eligible participants in 1998.

     Nonqualified Stock Option Plan.  Pioneer maintains  a Nonqualified Stock
     ------------------------------
Option Plan ("Plan") for the benefit of key employees and directors of Pioneer and the Bank. Under the terms of the Plan, the Board or a committee appointed by the Board may grant employees or directors of Pioneer and the Bank options to purchase shares of Pioneer's Common Stock at a purchase price of not less than 100% of the fair market value of such stock on the date of the grant. Options vest in annual installments over a five year period. The options have a term not exceeding ten years from the date the option is granted. The Plan is amended and a new plan is adopted from time to time to make additional shares available for issuance. The Plan is currently authorized to grant up to 677,443 shares of Pioneer Common Stock. At December 31, 1998, options to purchase 446,250 shares had been granted and 231,193 shares remain available for future grant.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pioneer and the Bank have had, and expects to have in the future, banking transactions, including loans, in the ordinary course of business with directors, executive officers, and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, which transactions do not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 1998, aggregate loans to directors and executive officers, including those made to related business interest and their associates, totaled $5,215,000. All such loans were made in the ordinary course of the Bank's business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and in the opinion of management, do not involve any undue credit risk to Pioneer or the Bank.

ITEM 8.  LEGAL PROCEEDINGS

     Pioneer and the Bank are parties to various claims, legal actions and complaints in the ordinary course of their businesses. In Pioneer's opinion, all such matters are adequately covered by insurance, are without merit or are of such kind, or involve such amounts, that unfavorable disposition would not have a material adverse effect on the consolidated financial position or results of operations of Pioneer.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Bid and ask prices for Pioneer's Common Stock are quoted in the Pink Sheets and on the OTC Bulletin Board under the symbol "PNCZ" As of April 1, 1999, there were six Pink Sheet/Bulletin Board Market Makers. The range of high and low bid prices for the Pioneer's Common Stock for each quarter during the two most recent fiscal years is as follows:

                                            Quarterly Common Stock Price Ranges/(1)/
                     --------------------------------------------------------------------------------------
                                        1998                                        1997
                     ------------------------------------------  ------------------------------------------
Quarter                      High                  Low                   High                  Low
-------------------  --------------------  --------------------  --------------------  --------------------
1st                                $30.66                $24.00                $14.88                $12.95
2nd                                $28.66                $24.00                $18.49                $14.24
3rd                                $25.50                $23.00                $20.45                $17.43
4th                                $26.00                $21.25                $28.49                $19.32


(1) This table reflects the range of high and low bid prices for Pioneer's Common Stock during the indicated periods. Prices for 1998 have been adjusted to reflect a three-for-two stock split that was effective July 29, 1998 and the 10% stock dividends paid in 1997 and 1998. The quotations merely reflect the prices at which transactions were proposed, and do not necessarily represent actual transactions. Prices do not include retail markup, markdown or commissions.

     The approximate number of record holders of the Pioneer's Common stock as of April 1, 1999 was 558.

     Pioneer historically has not paid cash dividends, nor does it expect to pay cash dividends in the foreseeable future.

ITEM 10.  RECENT SALES OF REGISTRANT'S SECURITIES TO BE REGISTERED

     During the fiscal years 1997 and 1998, Pioneer issued 205,283 shares of Pioneer Common Stock to certain officers and employees of Pioneer and/or the Bank upon the exercise of stock options previously granted to such persons under the Plan. The aggregate price for the Pioneer Common Stock sold to such persons was $500,890. No underwriting discounts or commissions were paid in connection with such sale. The issuance and sale of Pioneer Common Stock pursuant to the Plan is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of such Act, as a sale of securities not involving a public offering. Pioneer intends to register its Common Stock issued pursuant to the Plan, on a Form S-8 registration statement under the Securities Act of 1933, to be effective immediately, or as soon thereafter, following the effective date of this Registration Statement. In addition to the shares issued pursuant to the exercise of stock options, the Company issued 100 qualifying shares to director Charles Ruthe who was appointed to the Board in 1998, at a per share price of $35.00. The Company has also issued shares pursuant to certain stock splits and stock dividends.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

Description of Capital Stock

     Pioneer is currently authorized to issue 15,000,000 shares of Pioneer Common Stock, $0.01 par value per share. The following description of Pioneer Common Stock and certain provisions of Pioneer's Articles of Incorporation, as amended (the "Articles") and Bylaws is a summary, does not purport to be complete, and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Articles and Bylaws, copies of which have been filed as exhibits to this Registration Statement.

Voting

     The holders of Pioneer Common Stock may not cumulate their votes and are entitled to one vote per share held of record on all matters submitted to a vote of the stockholders. The Bylaws provide that a majority of shares, represented in person or by proxy, entitled to vote constitutes a quorum, and that the affirmative vote of the majority of the shares represented at a meeting at which a quorum is present constitutes the act of the stockholders, unless the vote of a greater number is required by law or by the Articles. The Articles and Bylaws each contain provisions that require a greater than majority vote of shares entitled to vote on certain actions. (See "--Removal of Directors" and "Anti-Takeover Provisions").

Dividends

     The holders of Pioneer Common Stock are entitled to such distributions, including cash dividends, as the Pioneer Board may declare from time to time out of funds legally available. Dividends from Pioneer depend upon the receipt by Pioneer of cash received pursuant to the exercise of stock options by directors and officers, directors' fees, and distributions from the Bank because Pioneer has no source of income.

     The declaration and payment of dividends and other distributions by the Board of Directors of the Bank are subject to (i) the rules and regulations of the Division and the FDIC governing the manner, amount and available sources of payment of dividends which may be paid to shareholders of the Bank; (ii) the methods, if any, by which permanent capital reserves may be retired or reduced; and (iii) federal and state laws limiting the payment of distributions.

     The Board of Directors of the Bank, at its discretion, may consider paying cash dividends when it determines that dividends are appropriate. Any such cash dividends would be declared and paid by the Bank based on the Board of Directors' evaluation of the then current operating results, financial condition and future growth plans of the Bank, general business conditions, and subject to tax and other relevant considerations and regulatory limitations (including the requirement that the Bank's equity capital be maintained at certain minimum levels.) (See "Item 1. BUSINESS - Supervision and Regulation - Capital Adequacy").

     Under Nevada law applicable to banks, and subject to certain limitations, the directors of a bank may declare a cash dividend or other distribution of so much of the Bank's retained earnings as they deem to be appropriate. No distributions may be paid at any time when a bank is insolvent or when payment of them would render it insolvent or be contrary to its Articles of Incorporation. Also, under the Federal Deposit Insurance Act, no distributions may be paid by an FDIC insured bank while it is in default of any assessment due the FDIC. See also "Item 1. BUSINESS - Supervision and Regulation -Dividends" for further restrictions on a Nevada bank's ability to pay dividends or other distributions.

     Also under Nevada law applicable to Pioneer, the Bank and Nevada corporations generally, no distributions may be made by a corporation to its stockholders if, after giving effect to the distribution, (i) the corporation would be unable to pay its debts as they become due in the usual course of business or (ii) the sum of the corporation's assets would be less than the sum of its liabilities plus the amount (if any) that would be needed to satisfy the rights of holders of any preferred stock of the corporation, assuming the corporation were to be dissolved at the time of the distribution.

     Pioneer has been paying stock dividends to its shareholders. Stock dividends are not subject to the Nevada law restrictions or distributions, as described above, because a corporation's assets, liabilities and total stockholders' equity do not change as a result of the stock dividend.

Transferability of Shares

     The shares of Common Stock are freely transferable, subject to certain restrictions on resale imposed on (i) affiliates of Pioneer, and (ii) persons having received shares of Pioneer Common Stock pursuant to the Plan, prior to the filing of a registration statement to register the shares under the Plan.

Nevada Law Regarding Certain Business Transactions

     Certain provisions of the Nevada Revised Statute (the "NRS"), summarized below, may be considered to have an anti-takeover effect and may, if a Nevada corporation does not opt out of them, delay, deter, or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders. Pioneer has not opted out of these NRS provisions, which are commonly referred to as Nevada's "control share law" (codified in NRS [SECTIONS]78.378 through 78.3793) (the "CSL") and "business combination law" (codified in NRS [SECTIONS]78.411 through 78.444) (the "BCL"), and Pioneer meets the statutory standards for applicability of the CSL and the BCL.

     The CSL provides, among other things, that a person (individually or in association with others) who acquires a "controlling interest" (which, under the definition in the CSL, can be as small as 20% of the voting power in the election of directors) in a corporation will obtain voting rights in the "control shares" only to the extent such rights are conferred by a vote of the disinterested stockholders. In addition, in certain cases where the acquiring party has obtained such stockholder approval for voting rights, stockholders who voted against conferring such voting rights are entitled to demand payment by the corporation of the fair value of their shares.

     The BCL provides, among other things, for restrictions on business "combinations" (as broadly defined in the BCL) between a corporation and a person (individually or in association with others) who is deemed an "interested stockholder" because such person (i) has acquired ten percent or more of the voting power of the corporation's shares or (ii) has certain affiliations or associations with the corporation and previously owned ten percent or more of such voting shares. Such business combinations are prohibited for a three-year period specified prescribed by the BCL unless certain prior approvals by the corporation's board of directors have been obtained. After expiration of the three-year period, such business combinations are still prohibited unless certain prior approvals by the corporation's board of directors or disinterested shareholders have been obtained or certain fair value requirements are met.

Special Meetings of Shareholders

     The Bylaws provide that special meetings of shareholders may be called by the Chairman of the Board of Directors, the President, the Board of Directors, or shareholders holding at least 50% of the shares entitled to vote at the meeting.

Classified Board of Directors

     The Articles and the Bylaws provide for the division of the Board of Directors into three classes nearly equal in size as possible with staggered three-year terms. At each annual meeting of the shareholders, successors to the directors whose terms expire at that annual meeting are elected for a three-year term, with each director to hold office until a successor has been duly elected and qualified. As a result, approximately one-third of the Board of Directors will be elected each year. (See "Management Executive Officers and Directors").

Removal of Directors

     Pioneer's Articles of Incorporation and Bylaws provide that any director may be removed from office by the affirmative vote of 75% of the shareholders entitled to vote.

Anti-Takeover Provisions

     The Articles of Incorporation include a "super-majority" provision, requiring that the holders of 80 percent of Pioneer Common Stock approve a merger, consolidation, liquidation, dissolution or sale or other disposition of all or substantially all of Pioneer's assets. This provision may not be amended unless first approved by shareholders holding 80 percent of the shares of Pioneer Common Stock.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitation of Liability and Indemnification

     Chapter 78 of the NRS and the Bylaws, taken together, provide that Pioneer may indemnify any person who was or is involved in any manner or was or is threatened to be made so involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Pioneer or of any other business enterprise pursuant to which the person served in such capacity at Pioneer's request, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of Pioneer, and with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Pioneer may not, however, provide such indemnification on account of acts or omissions finally adjudged to be intentional misconduct, fraud, or a knowing violation of law and material to the cause of action. The indemnification provisions of the NRS and the Bylaws include the right of an indemnitee to receive payment of any expenses incurred in connection with a proceeding in advance of the final disposition of the proceeding, consistent with applicable law. The NRS and the Bylaws specify certain procedures and conditions that apply with respect to indemnification and the advancement of expenses.

     Indemnification of any person serving as a director, officer, employee or agent, as described in the preceding paragraph, is mandatory to the extent that such person has been successful on the merits or otherwise in defense of the subject action, suit or proceeding.

     The indemnification rights described in the preceding paragraphs are not exclusive of other rights to which any person seeking indemnification may otherwise be entitled under current or future laws or by agreement with Pioneer.

     Pioneer may also purchase and maintain insurance or make other financial arrangements on behalf of any present or past director, officer, employee or agent of Pioneer or of any other business pursuant to which such person served in that capacity at Pioneer's request. Such insurance or other financial arrangements may cover liabilities asserted against or expenses incurred by, such person in any of the aforementioned capacities, regardless of whether Pioneer would have the authority to indemnify such person.

     Besides indemnification, the Articles of Incorporation contain a provision that limits the personal liability of Pioneer's directors and officers to Pioneer or its stockholders for damages for breach of fiduciary duty, except liability for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law and liability based on payments of distributions (including dividends) which violate the NRS.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The financial statements and related documents listed under Item 15 are filed as part of this Registration Statement.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

          Not Applicable.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS INDEX

          (a)(1)  Independent Auditors' Report.

             (2) Consolidated Balance Sheets at December 31, 1998 and December 31, 1997.

             (3) Consolidated Statements of Earnings for the years ended December 31, 1998, December 31, 1997 and December 31, 1996.

             (4) Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income.

             (5) Consolidated Statements of Cash Flows for the years ended December 31, 1998, December 31, 1997 and December 31, 1996.

             (6)  Notes to Consolidated Financial Statements.

             (7) Consolidated Balance Sheets at March 31, 1999 (unaudited) and December 31, 1998

             (8) Consolidated Statements of Earnings for the three months ended March 31, 1999 and March 31, 1998 (unaudited)

             (9) Consolidated Statement of Changes in Shareholders' Equity and Comprehensive Income for the three months ended March 31, 1999 and March 31, 1998 (unaudited)

             (10) Consolidated Statements of Cash Flows for the three months ended March 31, 1999 and March 31, 1998 (unaudited)

             (11) Notes to Consolidated Financial Statements (unaudited)

          (b)    Exhibits: See "Exhibit Index."

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    PIONEER BANCORPORATION
                                         (Registrant)



Date:  July 7, 1999                 By:  /s/ William E. Martin
                                       -----------------------
                                           William E. Martin
                                           President and Chief Executive Officer

Independent Auditors' Report
The Shareholders and Board of Directors
Pioneer Bancorporation:

  We have audited the accompanying consolidated balance sheets of Pioneer Bancorporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of earnings, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pioneer Bancorporation and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

  KPMG LLP

  Los Angeles, California

  January 15, 1999, Except for
Notes 13 and 22 of the Notes to
Consolidated Financial Statements
which are as of May 7, 1999

1998 Consolidated Balance Sheets
As of December 31, 1998 and 1997                      1998            1997
-------------------------------------------------------------------------------
Assets:
   Cash and Cash Equivalents:
       Cash and Due from Banks                 $   58,208,000   $  57,467,000
       Federal Funds Sold                          47,500,000      83,500,000
           Total Cash and Cash Equivalents        105,708,000     140,967,000

   Securities Held to Maturity, Fair Value
     of $47,627,000 and $41,870,000 as of
     December 31, 1998 and 1997, respectively      46,102,000      40,861,000
   Securities Available for Sale                  269,476,000     211,004,000
   Loans (less allowance for credit losses of
     $7,004,000 and $5,773,000 as of December
     31, 1998 and 1997, respectively)             576,105,000     434,548,000
   Premises and Equipment, Net                     18,049,000      10,886,000
   Interest Receivable                              7,258,000       6,408,000
   Deferred Tax Asset, Net                          2,098,000       1,092,000
   Other Assets                                     6,461,000       5,495,000
-------------------------------------------------------------------------------
   Total Assets                                $1,031,257,000   $ 851,261,000
-------------------------------------------------------------------------------

Liabilities and Shareholders' Equity:
  Liabilities:
     Deposits:
        Demand:
           Noninterest Bearing                 $  224,448,000   $ 201,956,000
           Interest Bearing                       118,748,000      94,049,000
        Savings                                    97,279,000      66,352,000
        Money Market                              251,024,000     277,413,000
        Time - under $100,000                      99,098,000      59,104,000
        Time - $100,000 and over                  109,150,000      40,904,000
          Total Deposits                          899,747,000     739,778,000

     Securities Sold Under Repurchase
       Agreements                                  60,111,000      53,728,000
     Other Liabilities                              3,845,000       3,698,000
-------------------------------------------------------------------------------
  Total Liabilities                            $  963,703,000   $ 797,204,000
-------------------------------------------------------------------------------

  Shareholders' Equity:
     Common Stock, $.01 par value, authorized
       15,000,000 shares; issued and
       outstanding 9,547,266 shares in 1998
       and 9,273,770 shares in 1997            $       96,000   $      51,000
       Paid-In Surplus                             65,282,000      21,973,000
       Accumulated Other Comprehensive Income:
          Net Unrealized Gain on Securities
            Available for Sale, Net of Tax
            effect of $482,000 and $687,000
            respectively                            1,025,000       1,460,000
       Retained Earnings                            1,151,000      30,573,000
-------------------------------------------------------------------------------
   Total Shareholders' Equity                      67,554,000      54,057,000
-------------------------------------------------------------------------------
   Total Liabilities and Shareholders' Equity  $1,031,257,000   $ 851,261,000
-------------------------------------------------------------------------------

   See accompanying notes to consolidated financial statements.

1998 Consolidated Statements of Earnings
Years ended December 31, 1998, 1997 and 1996                          1998            1997            1996
-------------------------------------------------------------------------------------------------------------
Interest Income:
  Interest and Fees on Loans                                    $  49,588,000   $  39,909,000   $  32,225,000
  Interest on Federal Funds Sold                                    3,795,000       3,487,000       1,515,000
  Interest on Securities:
       Taxable                                                     11,904,000      10,168,000       7,284,000
       Exempt from Federal Income Taxes                             3,579,000       2,060,000       1,340,000
-------------------------------------------------------------------------------------------------------------
  Total Interest Income                                         $  68,866,000   $  55,624,000   $  42,364,000
-------------------------------------------------------------------------------------------------------------

Interest Expense:
  Interest on Deposits                                             25,537,000      19,881,000      14,738,000
  Interest on Federal Funds and Repurchase Agreements               3,208,000       1,813,000       1,106,000
-------------------------------------------------------------------------------------------------------------
  Total Interest Expense                                        $  28,745,000   $  21,694,000   $  15,844,000
-------------------------------------------------------------------------------------------------------------

Net Interest Income:                                               40,121,000      33,930,000      26,520,000
  Provision for Credit Losses                                       2,125,000       1,300,000       1,015,000
-------------------------------------------------------------------------------------------------------------
  Net Interest Income after Provision for Credit Losses         $  37,996,000   $  32,630,000   $  25,505,000
-------------------------------------------------------------------------------------------------------------

Other Income:
  Service Charges on Deposit Accounts                               3,232,000       3,050,000       2,446,000
  Merchant Credit Card Income                                       1,988,000       1,831,000       1,469,000
  Trust Department Income                                           1,554,000       1,318,000         702,000
  Gain on Sale of Securities Held to Maturity                               -               -          10,000
  Gain on Sale of Securities Available for Sale                     2,016,000         111,000               -
  ATM Network Fees Earned                                             276,000         236,000         205,000
  Other Income                                                      1,185,000       1,040,000         559,000
-------------------------------------------------------------------------------------------------------------
  Total Other Income                                            $  10,251,000   $   7,586,000   $   5,391,000
-------------------------------------------------------------------------------------------------------------

Other Expenses:
  Salaries and Employee Benefits                                   13,939,000      11,100,000       9,108,000
  Occupancy Expense                                                 5,966,000       4,396,000       3,320,000
  Merchant Credit Card Expense                                      1,718,000       1,566,000       1,438,000
  Other Expense                                                     8,379,000       6,654,000       5,466,000
-------------------------------------------------------------------------------------------------------------
  Total Other Expenses                                          $  30,002,000   $  23,716,000   $  19,332,000
-------------------------------------------------------------------------------------------------------------

Income before Income Taxes:                                        18,245,000      16,500,000      11,564,000
  Income Taxes                                                      4,954,000       4,956,000       3,480,000
-------------------------------------------------------------------------------------------------------------
  Net Income                                                    $  13,291,000   $  11,544,000   $   8,084,000
-------------------------------------------------------------------------------------------------------------

Net Income per Common Share:
  Basic Net Income Per Share                                            $1.40           $1.24           $0.87
-------------------------------------------------------------------------------------------------------------
  Diluted Net Income Per Share                                          $1.39           $1.20           $0.84

   See accompanying notes to consolidated financial statements.

1998 Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income
Years ended December 31, 1998, 1997 and 1996

                                                                                                        Accumulated
                                                                                                           Other         Total
                                                  Common Stock               Paid-In       Retained    Comprehensive  Shareholders'
                                              Shares         Amount          Surplus       Earnings        Income        Equity
December 31, 1995
   Balance:                                    2,539,302   $     25,000   $  9,946,000   $ 22,397,000   $    634,000  $  33,002,000
   --------------------------------------------------------------------------------------------------------------------------------
   Stock Split Effected in the form of
     a Dividend                                  507,823          5,000         (9,000)             -              -         (4,000)
   Common Stock Issuance                           9,297             (a)       219,000              -              -        219,000
   Comprehensive Income:
     Net Income                                        -              -              -      8,084,000              -      8,084,000
     Net unrealized change in Securities
       Available for Sale, net of tax
        effect of ($142,000)                           -              -              -              -       (302,000)      (302,000)
   Total Comprehensive Income                                                                                             7,782,000
   Three-for-Two Stock Split                   1,525,663         15,000        (17,000)             -              -         (2,000)
December 31, 1996
   Balance:                                    4,582,085   $     45,000   $ 10,139,000   $ 30,481,000   $    332,000  $  40,997,000
   --------------------------------------------------------------------------------------------------------------------------------
   Stock Dividend                                458,067          5,000     11,442,000    (11,452,000)             -         (5,000)
   Common Stock Issuance                           7,778             (a)       242,000              -              -        242,000
   Comprehensive Income:
     Net Income                                        -              -              -     11,544,000              -     11,544,000
     Net unrealized change in Securities
       Available for Sale, net of tax
       effect of $530,000                              -              -              -              -      1,128,000      1,128,000
   Total Comprehensive Income                                                                                            12,672,000
   Exercise of Stock Options                      61,585          1,000        150,000              -              -        151,000
December 31, 1997
   Balance:                                    5,109,515   $     51,000   $ 21,973,000   $ 30,573,000   $  1,460,000   $ 54,057,000
   --------------------------------------------------------------------------------------------------------------------------------
   Stock Dividend                                525,207          5,000     20,995,000    (21,009,000)             -         (9,000)

   Common Stock Issuance                           9,520             (a)       302,000              -              -        302,000
   Comprehensive Income:
     Net Income                                        -              -              -     13,291,000              -     13,291,000
     Net unrealized change in Securities
       Available for Sale, net of tax
       effect of $205,000                              -              -              -              -       (435,000)      (435,000)

   Total Comprehensive Income                                                                                            12,856,000
   Three-for-Two Stock Split                   2,891,339         29,000        (32,000)             -              -         (3,000)

   Exercise of Stock Options                     143,698          2,000        349,000              -              -        351,000
   Stock Dividend (b)                            867,987          9,000     21,695,000    (21,704,000)             -              -
December 31, 1998
   Balance:                                    9,547,266   $     96,000   $ 65,282,000   $  1,151,000   $  1,025,000   $ 67,554,000
   --------------------------------------------------------------------------------------------------------------------------------

   See accompanying notes to consolidated financial statements.
   (a) Amount is less than $1,000.

   (b) Declared in March 1999. See Footnote 22.

1998 Consolidated Statements of Cash Flows
Years ended December 31, 1998, 1997 and 1996                                             1998            1997            1996
----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
   Net Income                                                                       $  13,291,000   $  11,544,000   $   8,084,000
      Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
      Depreciation and Amortization                                                     2,301,000       1,716,000       1,296,000
      Amortization, Accretion of Premiums and Discounts on Investments                    512,000         662,000         798,000
   Provision for Credit Losses                                                          2,125,000       1,300,000       1,015,000
   Deferred Income Taxes                                                                 (782,000)       (332,000)       (290,000)
   Gain on Sale of Premises and Equipment                                                (380,000)       (324,000)         (2,000)
   Gain on Sale of Securities Held to Maturity                                                  -               -         (10,000)
   Gain on Sale of Securities Available for Sale                                       (2,016,000)       (111,000)              -
   Increase in Interest Receivable                                                       (850,000)     (1,576,000)       (838,000)
   (Increase) Decrease in Other Assets                                                   (966,000)     (1,454,000)        245,000
   Increase in Unamortized Loan Origination Fees                                          307,000         196,000         350,000
   Increase (Decrease) in Other Liabilities                                               147,000         476,000         152,000
      Total Adjustments                                                                   398,000         553,000       2,716,000
----------------------------------------------------------------------------------------------------------------------------------
   Net Cash Provided by Operating Activities                                        $  13,689,000   $  12,097,000   $  10,800,000
----------------------------------------------------------------------------------------------------------------------------------

Cash Flows from Investing Activities:
   Proceeds from Maturities and Calls of:
      Held to Maturity Securities                                                   $   4,945,000   $  50,292,000   $  20,446,000
      Available for Sale Securities                                                    25,535,000      18,750,000      25,700,000
   Proceeds from Sales of Available for Sale Securities                                60,914,000      12,893,000               -
   Purchase of Securities Held to Maturity                                            (10,317,000)    (58,111,000)              -
   Purchase of Securities Available for Sale                                         (143,945,000)   (110,816,000)    (94,350,000)
   Net Increase in Loans                                                             (144,080,000)    (84,232,000)    (66,663,000)
   Proceeds from Sale of Premises and Equipment                                         2,675,000       4,941,000           2,000
   Acquisition of Premises and Equipment                                              (11,759,000)     (5,127,000)     (3,370,000)
   Loan Recoveries                                                                         91,000          84,000         108,000
----------------------------------------------------------------------------------------------------------------------------------
   Net Cash Used in Investing Activities                                            $(215,941,000)  $(171,326,000)  $(118,127,000)
----------------------------------------------------------------------------------------------------------------------------------

Cash Flows from Financing Activities:
   Net Increase (Decrease) from Federal Funds Purchased                                         -   $  (2,970,000)  $     220,000
   Net Increase in Demand Deposits and Savings Accounts                                51,729,000     151,119,000     146,391,000
   Net Increase (Decrease) in Certificates of Deposit                                 108,240,000      25,182,000     (15,490,000)
   Net Increase (Decrease) in Securities Sold under Repurchase Agreements               6,383,000      33,257,000      (8,053,000)
   Proceeds from Sale of Stock                                                            302,000         242,000         219,000
   Proceeds from Exercise of Options                                                      351,000         151,000               -
   Cash Paid for Fractional Shares at Dividend and Split                                  (12,000)         (5,000)         (6,000)
----------------------------------------------------------------------------------------------------------------------------------
       Net Cash Provided by Financing Activities                                    $ 166,993,000   $ 206,976,000   $ 123,281,000
----------------------------------------------------------------------------------------------------------------------------------

   Net Increase (Decrease) in Cash and Cash Equivalents:                            $ (35,259,000)  $  47,747,000   $  15,954,000

      Cash and Cash Equivalents Beginning of Year                                     140,967,000      93,220,000      77,266,000
----------------------------------------------------------------------------------------------------------------------------------
   Cash and Cash Equivalents End of Year                                            $ 105,708,000   $ 140,967,000   $  93,220,000
----------------------------------------------------------------------------------------------------------------------------------

Supplemental Disclosure of Cash Flow Information:
   Interest Paid During the Year                                                    $  28,580,000   $  21,569,000   $  15,875,000
   Income Taxes Paid During the Year                                                $   6,000,000   $   5,750,000   $   4,075,000

See accompanying notes to consolidated financial statements.

1998 Notes to Consolidated Financial Statements

1. Summary of Significant Accounting and Reporting Policies

    The significant accounting and reporting policies of Pioneer Bancorporation ("the Company") and its wholly-owned subsidiary Pioneer Citizens Bank of Nevada ("PCBN") are summarized below. These policies conform with generally accepted accounting principles and with general practice within the banking industry. Certain reclassifications have been made to prior years` consolidated financial statements to conform with current year presentation. All material intercompany balances and transactions have been eliminated

(a) Basis of Presentation

    The accompanying consolidated financial statements include the accounts of the Company and PCBN. PCBN is a state chartered commercial bank serving the communities of Reno, Sparks, Carson City, Las Vegas, Summerlin and Henderson. PCBN became a wholly-owned subsidiary of the Company on October 31, 1993.

    In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and the consolidated results from operations for the periods presented. Actual results could differ significantly from those estimates.

    Material estimates that are particularly susceptible to significant material change in the near term relate to the allowance for credit losses. While management believes that these allowances are currently adequate, future additions may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as part of their examination process, periodically review the allowances for credit losses. Such agencies may require the Company to recognize additions to these allowances based on their judgements about information available to them at the time of their examination.

(b) Securities Held to Maturity

    Securities held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts, computed using the interest method. The Company determines the classification of securities at the time of their purchase. The Company classifies securities as held to maturity when it has the positive intent and ability to hold such securities to maturity. The Company considers its asset/liability strategies, liquidity needs and other factors in determining its ability and intent to hold securities to maturity.

(c) Securities Available for Sale

    The Company has designated certain securities as available for sale at the time of their purchase. The Company determines which securities are available for sale by evaluating whether such securities would be sold in response to liquidity needs, asset/liability management and other factors. Amortization of premiums and accretion of discounts are computed using the interest method. The cost of securities sold is determined using the specific identification method. Unrealized gains and losses, net of tax, on securities available for sale are reported as a separate component of other comprehensive income until realized. Declines in the fair value of individual securities held to maturity or available for sale below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. The related write-downs would be included in net income as realized losses.

(d) Allowance for Credit Losses

    The allowance for credit losses is maintained at a level believed by management to be adequate to provide for potential loan losses based on management's evaluation of the loan portfolio, prevailing and anticipated economic conditions, and the Company's previous loan loss experience. The allowance is based on estimates and ultimate losses may vary from current estimates. The allowance is increased by provisions charged to operations and reduced by loans charged off, net of recoveries. In addition, regulatory examiners may require the Company to recognize additions to the allowance based upon information available to them at the time of their examination.

    The Company evaluates loans for impairment on a periodic basis. A loan is considered impaired when, based on current information of events, it is probable that a creditor will be unable to collect all amounts due (i.e. principal and interest) according to the contractual terms of the loan agreement. The measurement of impairment may be based upon (i) the present value of the expected future cash flows of the impaired loan discounted at the loans original effective interest rate, (ii) the observable market price of the impaired loan, or (iii) the fair value of the collateral of a collateral dependent loan. The amount by which the recorded investment of the loan exceeds the measure of the impaired loan is recognized by recording of valuation allowance with a corresponding charge to the provision for credit losses.

    The Company stratifies its loan portfolio by size and treats smaller performing loans with an outstanding balance less than $250,000 as a homogenous portfolio. For loans in excess of $250,000, the Company conducts a periodic review of each loan in order to test for impairment. Cash payments received on loans considered impaired are applied to principal amounts due first until fully recovered and then to any forgone interest.

(e) Premises and Equipment

    Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation for consolidated financial statement purposes is computed on the straight-line method over the estimated useful lives. Leasehold improvements are amortized over the economic life of the improvement or lease term, whichever is shorter.

    The estimated useful lives of premises and equipment are as follows:
        Building and Improvements: 10 to 39 years
        Furniture, Fixtures and Equipment: 3 to 10 years

    As events or circumstances warrant, the Company assesses the recoverability of its premises and equipment by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(f) Other Real Estate Owned

    Other real estate owned, if any, would include foreclosed properties held for sale and would be recorded at estimated fair value less costs to sell.

(g)  Interest Income on Loans

    Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due.

    Upon such discontinuance, all unpaid accrued interest is reversed. Cash collections on nonaccrual loans are generally applied as a reduction to the recorded investment of the loan. Loans are returned to accrual status only after all past due amounts have been received and the borrower has demonstrated sustained performance.

(h) Loan Origination Fees and Costs

    Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan on a level yield basis.

(i) Net Income per Share

    The Company reports both basic and diluted net income per share. Basic net income per share is determined by dividing net income by the average number of shares of common stock outstanding, while diluted net income per share is determined by dividing the average number of shares of common stock outstanding adjusted for the dilutive effect of common stock equivalents. The net income per share data for 1997 and 1996 has been restated to give retroactive recognition to the stock dividend and the stock split declared in 1998 (see Notes 11 and 22).

(j) Income Taxes

    Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities and loans) and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are included in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred tax assets are recognized subject to management's judgement that realization is more likely than not.

(k) Repurchase Agreements

    Securities sold under agreement to repurchase generally mature within one to four days from the transaction date. At December 31, 1998 one transaction was individually over 10% of shareholders' equity. This agreement was with a customer of the Bank.

(l) Statements of Cash Flows

    For purposes of the statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks and Federal Funds sold. Generally, Federal Funds are purchased and sold for one-day periods.

(m) Stock Option Plan

    Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted certain provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

(n) Comprehensive Income

    On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities and is presented in the consolidated statements of stockholders' equity and comprehensive income. The Statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results 0of operations. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

2. Cash and Due From Banks

    The Company was required to maintain cash balances of $4,177,000 and $4,746,000 at December 31, 1998 and 1997, respectively, to cover services provided by correspondent banks. Federal Reserve Board regulations require that PCBN maintain certain reserve balances on deposit with the Federal Reserve Bank. Cash balances maintained to meet reserve requirements are not available for use by PCBN or the Company. The Federal Reserve required balances were $2,400,000 and $920,000 at December 31, 1998 and 1997, respectively.

3. Securities Held to Maturity

    The carrying values and estimated fair values of securities held to maturity at December 31, 1998 and 1997 are summarized as follows:

                                                                                                   Gross       Gross
                                                                                     Carrying    Unrealized  Unrealized     Fair
                                                                                       Value       Gains       Losses       Value
------------------------------------------------------------------------------------------------------------------------------------
1998:
     U.S. Treasuries                                                                $         -  $        -     $     -  $         -
     State, County and Municipal                                                     46,102,000   1,582,000      57,000   47,627,000
------------------------------------------------------------------------------------------------------------------------------------

     Total                                                                          $46,102,000  $1,582,000     $57,000  $47,627,000
------------------------------------------------------------------------------------------------------------------------------------

1997:
     U.S. Treasuries                                                                $ 4,006,000  $        -     $     -  $ 4,006,000
     State, County and Municipal                                                     36,855,000   1,059,000      50,000   37,864,000
------------------------------------------------------------------------------------------------------------------------------------

     Total                                                                          $40,861,000  $1,059,000     $50,000  $41,870,000
------------------------------------------------------------------------------------------------------------------------------------

The carrying values and estimated fair values of securities held to maturity at
 December 31, 1998, by contractual maturity, are shown below:
                                                                                     Carrying                               Fair
                                                                                       Value                                Value
------------------------------------------------------------------------------------------------------------------------------------
Maturing Within:
     One Year                                                                       $ 1,836,000                          $ 1,846,000

     One to Five Years                                                               10,403,000                           10,608,000

     Five to Ten Years                                                               28,497,000                           29,799,000

     Over Ten Years                                                                   5,366,000                            5,374,000
------------------------------------------------------------------------------------------------------------------------------------

     Total                                                                          $46,102,000                          $47,627,000
------------------------------------------------------------------------------------------------------------------------------------

     Securities carried at approximately $0 and $4,006,000 at December 31, 1998 and 1997, respectively, were pledged to secure various state and local government and trust deposits as required or permitted by law.

4. Securities Available for Sale

The amortized cost and estimated fair values of securities available for sale at December 31, 1998 and 1997 are summarized as follows:

                                                                                                 Gross       Gross
                                                                                  Amortized    Unrealized  Unrealized      Fair
                                                                                    Cost         Gains       Losses        Value
------------------------------------------------------------------------------------------------------------------------------------
1998:
     U.S. Treasuries                                                             $ 52,121,000  $  841,000  $        -   $ 52,962,000
     U.S. Agencies                                                                164,450,000     801,000   1,032,000    164,219,000
     State, County and Municipal                                                   51,392,000     947,000      44,000     52,295,000
------------------------------------------------------------------------------------------------------------------------------------

     Total                                                                       $267,963,000  $2,589,000  $1,076,000   $269,476,000
------------------------------------------------------------------------------------------------------------------------------------

1997:
     U.S. Treasuries                                                             $116,880,000  $1,494,000  $   33,000   $118,341,000
     U.S. Agencies                                                                 70,404,000     557,000     160,000     70,801,000
     State, County and Municipal                                                   21,569,000     296,000       3,000     21,862,000
------------------------------------------------------------------------------------------------------------------------------------

     Total                                                                       $208,853,000  $2,347,000  $  196,000   $211,004,000
------------------------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated fair values of securities available for sale at December 31, 1998, by contractual maturity, are shown below:
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  Amortized                                Fair
                                                                                    Cost                                   Value
------------------------------------------------------------------------------------------------------------------------------------
Maturing Within:
     One Year                                                                    $ 39,712,000                           $ 40,017,000
     One to Five Years                                                             70,591,000                             71,757,000
     Five to Ten Years                                                             62,531,000                             63,230,000
     Over Ten Years                                                                95,129,000                             94,472,000
------------------------------------------------------------------------------------------------------------------------------------

     Total                                                                       $267,963,000                           $269,476,000
------------------------------------------------------------------------------------------------------------------------------------

         Securities with fair value of approximately $31,700,000 and $67,637,000 at December 31, 1998 and 1997, respectively, were pledged to secure various state and local government and trust deposits as required or permitted by law. Proceeds from the sales of available for sale securities during 1998, 1997 and 1996 were approximately $60,914,000, $12,893,000 and $0, respectively. Gross gains (losses) of $2,020,000 and $(4,000) in 1998, $115,000 and ($4,000) in 1997, and no gains (losses) in 1996 were realized on those sales.

         During 1998, $596,000 of unrealized gains arose during the year and are included in comprehensive income ($387,000, net of tax), and $1,265,000 of previously unrealized gains ($822,000, net of tax) were realized in earnings.

5. Loans and Leases


The following is a summary of loans by major category at December 31, 1998, and 1997:        1998          1997
-------------------------------------------------------------------------------------------------------------------

     Commercial and Industrial                                                           $151,691,000  $118,862,000
     Real Estate Loans:
          Construction and Land Development                                                93,766,000    85,479,000
          Insured or Guaranteed Residential                                                    46,000        46,000
          Conventional and Non-Farm, Non-Residential                                      297,775,000   204,065,000
     Agricultural Loans                                                                       462,000        70,000
     Loans to Individuals for Personal Expenditures                                        32,211,000    31,647,000
     State and Municipal Obligations                                                        8,380,000     1,781,000
     Leases                                                                                   714,000             -
     Subtotal                                                                             585,045,000   441,950,000

     Less:    Allowance for Credit Losses                                                   7,004,000     5,773,000
              Unamortized Loan Origination Fees, Net of Direct Costs                        1,936,000     1,629,000
-------------------------------------------------------------------------------------------------------------------
     Loans Net                                                                           $576,105,000  $434,548,000
-------------------------------------------------------------------------------------------------------------------

As of December 31, 1998 and 1997 the Company had no impaired loans for which a specific allowance had been established. Nonaccrual and impaired loans amounted to $794,000 and $920,000, respectively, as of December 31, 1998 and 1997. The average recorded investment in impaired loans was $1,555,000 and $473,000, respectively for the years ended December 31, 1998 and 1997. As the Company places all impaired loans on nonaccrual status, no interest income was recognized on impaired loans during the years ended December 31, 1998 and 1997. The amount of interest income that would have been recorded on nonaccrual loans was approximately $42,000, $40,000 and $29,000 for 1998, 1997, and 1996,
respectively.


6. Allowance for Credit Losses

Changes in the allowance for credit losses are as follows:                                    1998           1997          1996
----------------------------------------------------------------------------------------------------------------------------------
     Balance at Beginning of Year                                                          $ 5,773,000   $ 4,923,000   $ 4,010,000
     Loans Charged Off                                                                        (985,000)     (534,000)     (210,000)
     Recoveries of Loans Previously Charged Off                                                 91,000        84,000       108,000
     Net Loans Charged Off                                                                    (894,000)     (450,000)     (102,000)
     Provision for Credit Losses                                                             2,125,000     1,300,000     1,015,000
----------------------------------------------------------------------------------------------------------------------------------
     Balance at End of Year                                                                $ 7,004,000   $ 5,773,000   $ 4,923,000
----------------------------------------------------------------------------------------------------------------------------------

7. Premises and Equipment, Net

Major classifications of premises and equipment at December 31, 1998 and 1997
 are summarized as follows:                                                                                1998         1997
----------------------------------------------------------------------------------------------------------------------------------
     Land                                                                                                $ 1,122,000   $ 1,206,000
     Buildings                                                                                             2,310,000     1,239,000
     Leasehold Improvements                                                                               11,204,000     6,700,000
     Furniture and Equipment                                                                              11,662,000     7,756,000
     Subtotal                                                                                             26,298,000    16,901,000

     Less:     Accumulated Depreciation and Amortization                                                   8,249,000     6,015,000
----------------------------------------------------------------------------------------------------------------------------------
     Premises and Equipment, Net                                                                         $18,049,000   $10,886,000
----------------------------------------------------------------------------------------------------------------------------------

8. Deposits

  At December 31, 1998 and 1997, the Company had time deposits of $100,000 or more of $109,150,000 and $40,904,000, respectively. Interest paid on time deposits of $100,000 or more for 1998, 1997 and 1996 was $3,886,000, $1,674,000 and $2,000,000, respectively.

  Scheduled maturities of certificates of deposit at December 31, 1998 are summarized as follows:

----------------------------------------------------------------------------------------------------------------------
     1999                                                                                               $178,376,000
     2000                                                                                                 27,044,000
     2001                                                                                                  1,083,000
     2002                                                                                                  1,640,000
     2003                                                                                                      1,000
     2004 and Beyond                                                                                         104,000
----------------------------------------------------------------------------------------------------------------------
     Total                                                                                              $208,248,000
----------------------------------------------------------------------------------------------------------------------

9. Repurchase Agreements

The following table sets forth information with respect to securities sold under
 agreements to repurchase:                                                                       1998           1997          1996
-----------------------------------------------------------------------------------------------------------------------------------
     Balance, end of year                                                                 $60,111,000   $ 53,728,000   $20,471,000

     Weighted average interest rate, end of year                                                 4.43%          4.98%         4.91%

     Average amount outstanding, during the year                                          $64,936,000   $ 34,391,000   $19,438,000

     Weighted average interest rate, for the year                                                4.86%          5.00%         4.91%

     Maximum amount outstanding at any month-end                                          $84,930,000   $ 53,728,000   $20,771,000
-----------------------------------------------------------------------------------------------------------------------------------

     Securities subject to repurchase agreements are retained by PCBN's custodian under written agreements that recognize the customers' interests in the securities. Interest expense associated with securities sold under repurchase agreements totaled $3,155,000, $1,720,000 and $955,000 for 1998,
     1997 and 1996, respectively.

10. Income Taxes


Federal Income Tax Expense consists of:                                  1998              1997             1996
------------------------------------------------------------------------------------------------------------------------
     Current Income Taxes                                             $ 5,736,000       $5,288,000        $3,770,000
     Deferred Income Taxes                                               (782,000)        (332,000)         (290,000)
------------------------------------------------------------------------------------------------------------------------
     Total                                                            $ 4,954,000       $4,956,000        $3,480,000
------------------------------------------------------------------------------------------------------------------------

The reasons for the variation of the effective income tax rate from the statutory federal tax rate are as follows:

     Tax Expense at Statutory Rate                                    $ 6,386,000       $5,775,000        $3,932,000
     Tax Effect of Tax Exempt Interest Income                          (1,199,000)        (655,000)         (414,000)
     Tax Other, Net                                                      (233,000)        (164,000)          (38,000)
------------------------------------------------------------------------------------------------------------------------
     Total                                                            $ 4,954,000       $4,956,000        $3,480,000
------------------------------------------------------------------------------------------------------------------------

(As restated to reflect the actual 1997 Federal Income Tax Return as filed)               1998              1997
Deferred Tax Assets:
     Allowance for Credit Losses                                                       $ 2,386,000        $1,837,000
     Deferred Compensation                                                                 584,000           504,000
     Other                                                                                   4,000                 -
------------------------------------------------------------------------------------------------------------------------
     Total Gross Deferred Tax Assets                                                   $ 2,974,000        $2,341,000
------------------------------------------------------------------------------------------------------------------------
     Less:    Valuation Allowance                                                                -                 -
------------------------------------------------------------------------------------------------------------------------
              Net Deferred Tax Assets                                                  $ 2,974,000        $2,341,000
------------------------------------------------------------------------------------------------------------------------
Deferred Tax Liabilities:
     Plant and Equipment                                                               $    99,000        $  210,000
     Deferred Loan Fees                                                                     13,000            13,000
     Discount Accretion on Securities                                                            -           105,000
     Unrealized Gain on Securities Available for Sale                                      529,000           753,000
     Other                                                                                 235,000           168,000
------------------------------------------------------------------------------------------------------------------------
     Total Gross Deferred Tax Liabilities                                              $   876,000        $1,249,000
------------------------------------------------------------------------------------------------------------------------
     Net Deferred Tax Assets                                                           $ 2,098,000        $1,092,000
------------------------------------------------------------------------------------------------------------------------

A summary of the change in the deferred tax asset
 (liability) for the years ended December 31, 1998 and 1997 is as follows:                  1998             1997
------------------------------------------------------------------------------------------------------------------------
     Deferred Tax Asset, Net Beginning of Year                                         $ 1,092,000        $1,294,000
     Change in the Tax Effect related to Unrealized (Gain)
      Loss on AFS Securities                                                               224,000          (534,000)
     Current Year Deferred Income Taxes                                                    782,000           332,000
------------------------------------------------------------------------------------------------------------------------
     Deferred Tax Asset, Net End of Year                                               $ 2,098,000        $1,092,000
------------------------------------------------------------------------------------------------------------------------

     The current federal tax receivable of $1,154,000 and receivable of $780,000 at December 31, 1998 and 1997 respectively, is included in other assets in the consolidated balance sheets. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the ability to carryback losses and the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods which deferred tax assets are deductible, management believes that it is more likely than not that the Company will realize the benefits of these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income over the periods which deferred tax assets are deductible are reduced.

11. Common Stock

    On July 15, 1998, the Board of Directors declared a three-for-two stock split to shareholders of record as of July 27, 1998. All pertinent share and per share information for 1998, 1997 and 1996 including stock option activity has been retroactively restated to reflect this split.

    On January 21, 1998, the Board of Directors declared a 10% stock dividend to shareholders of record as of February 2, 1998. All pertinent share and per share information for 1998, 1997 and 1996 including qualified stock option activity has been retroactively restated to reflect this dividend.

    On January 15, 1997, the Board of Directors declared a 10% stock dividend to shareholders of record as of January 31, 1997. All pertinent share and per share information for 1997 and 1996 including qualified stock option activity has been retroactively restated to reflect this split.

    On April 17, 1996, the Board of Directors declared a three-for-two stock split to shareholders of record as of April 30, 1996. All pertinent share and per share information for 1996 including qualified stock option activity has been retroactively restated to reflect this split.

    On January 17, 1996, the Board of Directors declared a one-for-five stock split effected in the form of a dividend to shareholders of record as of January 31, 1996. All pertinent share and per share information for 1996 including qualified stock option activity has been retroactively restated to reflect this split.

    In 1990, the Board of Directors approved the issuance of qualified stock options which provide for the grant of qualified stock options to certain key employees. The price per share at which shares may be acquired upon exercise of qualified options is determined by the Board of Directors at the time of the grant. The qualified options are exercisable over a vesting period until employee termination as set forth in the respective stock option agreements.

    In 1998, the shareholders of the Company approved an amendment to a non-qualified stock option plan dated 1991. Under this plan and amendment, options may be granted by the Board of Directors to key employees or directors of the Company or PCBN. The price per share at which shares may be acquired upon exercise of non-qualified options is determined by the Board of Directors at the time of the grant. The non-qualified options are exercisable over a vesting period of 5-years until employee termination or option expiration as set forth in the respective stock option agreements.

A summary of changes in outstanding options is as follows:                       1998       1997     1996
-----------------------------------------------------------------------------------------------------------
Outstanding, January 1                                                          143,698   205,283   205,283
Options granted                                                                 446,250         -         -
Options exercised                                                              (143,698)  (61,585)        -
-----------------------------------------------------------------------------------------------------------
Outstanding, December 31                                                        446,250   143,698   205,283

Information regarding stock option activity and prices of the shares is as follows:

------------------------------------------------------------------------------------------------------------------------------------

                                                                                              Weighted      Option        Average
                                                                                              Number of   Price Range   Option Price
                                                                                               Shares*    Per Share*     Per Share*
------------------------------------------------------------------------------------------------------------------------------------
Shares under option at:
 December 31, 1998                                                                              446,250  $29.33-$25.00        $26.58
 December 31, 1997                                                                              143,698           2.44          2.44
 December 31, 1996                                                                              205,283           2.44          2.44


Options exercisable at:
 December 31, 1998                                                                                    -              -             -
 December 31, 1997                                                                              143,698           2.44          2.44
 December 31, 1996                                                                              205,283           2.44          2.44


Options exercised in year ended:
 December 31, 1998                                                                              143,698           2.44          2.44
 December 31, 1997                                                                               61,585           2.44          2.44
 December 31, 1996                                                                                    -              -             -
------------------------------------------------------------------------------------------------------------------------------------

* Adjusted for stock dividends declared in 1996, 1997 and 1998 as well as 3-for-2 stock splits in 1996 and 1998.

The Company applies APB 25 in accounting for the stock option plan and, accordingly, no compensation cost has been recognized in the Consolidated Financial Statements for the fair value of stock options granted. Had the Company determined compensation cost based on the fair value at the grant date for its stock options granted in 1998 under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated in the table below for the year ended December 31, 1998:

(In Thousands except per share data)
-----------------------------------------------------
Net Income:
  As reported                           $13,291
  Pro Forma                              13,074
Basic net income per share:
  As reported                           $  1.40
  Pro Forma                                1.38
Diluted net income per share:
  As reported                           $  1.39
  Pro Forma                                1.37
-----------------------------------------------------

The fair value of each option granted was estimated on the date of grant using the Black-Sholes option-pricing model with the following weighted average assumptions for the years presented:

(In Thousands except per share data)
-----------------------------------------------------
Dividend yield                      0%
Expected life of option (years):
  Officers                          5
  Directors                         5
Stock price volatility:
  Officers                         27%
  Directors                        27%
-----------------------------------------------------

The risk-free interest rates used in the Black-Scholes option-pricing model were equal to comparable U.S. Treasury rates at each respective grant date. A 5-year rate of 5.22% was used for valuing both the officers' options and the directors' options based upon respective terms of the options. The weighted average fair value at the date of grant for options granted during 1998 was $9.03 per option.

12. Related Party Transactions

    At December 31, 1998, 1997 and 1996, officers and directors of the Company or companies with which they are affiliated were indebted to the Company in the approximate aggregate amounts of $5,215,000, $4,556,000 and $5,428,000, respectively. Such loans were made on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions with other persons who were not executive officers or directors and did not involve more than the normal risk of collectibility or present other unfavorable features. It is the policy of the Company to have the Board of Directors approve executive officer/director loans in advance of their funding.

13. Net Income per Share

    The following is a summary of the calculation of basic and diluted net income per share for the years ended December 31, 1998, 1997, and 1996:

                                   1998         1997         1996
---------------------------------------------------------------------
Net Income                      $13,291,000  $11,544,000  $8,084,000
Basic Net Income Per Share
Weighted Average
 Shares Outstanding               9,495,419    9,337,301   9,317,468
Net Income per Share            $      1.40  $      1.24  $     0.87
---------------------------------------------------------------------

Diluted Net Income Per Share
Weighted Average
 Shares Outstanding               9,495,419    9,337,301   9,317,468
Effect of Dilutive
  Stock Options                      32,367      244,282     340,178
---------------------------------------------------------------------
                                  9,527,786    9,581,583   9,657,646
Net Income per Share            $      1.39  $      1.20  $     0.84
---------------------------------------------------------------------

Per share amounts have been retroactively restated to reflect the stock dividends and stock splits described in Notes 11 and 22.

14. Transfers from Retained Earnings to Paid-in Surplus

    The Nevada Revised Statutes require that amounts be transferred from PCBN's retained earnings to paid-in surplus before distribution of dividends to shareholders from retained earnings. Such transfers are required only when net income is generated in the previous fiscal year.

15. Employee Benefit Plans

    Effective August 1, 1987, the Company adopted a 401(k) Savings Plan (the "Savings Plan"). The Savings Plan is a single-employer defined contribution plan covering substantially all full-time employees of the Company. Employees may contribute from 1% to 15% of their annual compensation. The Company's discretionary contribution was 50% of the contributions made by the employees in 1998, 1997 and 1996. The Company's discretionary contributions were $201,816, $157,698 and $127,708 in 1998, 1997 and 1996, respectively.

    Effective April 15, 1992, the Company adopted a supplemental executive compensation plan to provide an unfunded incentive compensation arrangement for certain management, directors and highly compensated employees of the Company. Participants may elect to defer up to 100% of their annual compensation, as defined. Upon reaching normal retirement age or date of disability, if earlier, both as defined, participants are paid in a lump sum or in quarterly installments over a term of up to 15 years. No contributions were made by eligible participants in 1998, 1997 and 1996.

16. Future Minimum Rental Payments

    Certain bank facilities are leased under various operating leases. Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1998 are as follows:

Year ending December 31:
-------------------------------------------
     1999                   $ 2,606,000
     2000                     2,620,000
     2001                     2,684,000
     2002                     2,738,000
     2003                     2,769,000
     Thereafter               3,246,000
-------------------------------------------
     Total                  $16,663,000
-------------------------------------------

Rent expense was $2,029,000, $1,453,000 and $949,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

17. Commitments and Contingencies

    In the normal course of business, there are outstanding various commitments and contingent liabilities which are not reflected in the consolidated financial statements, consisting of undisbursed loan commitments, unused lines of credit and letters of credit of $182,457,000 and $150,172,000, respectively, at December 31, 1998 and 1997. The Company's exposure to credit loss is limited to amounts funded or drawn. At December 31, 1998 no losses are anticipated as a result of these commitments.

    Loan commitments are typically contingent upon the borrower meeting certain financial and other covenants, and such commitments typically have fixed expiration dates and require payment of a fee. As many of these commitments are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The Company evaluates each potential borrower and the necessary collateral on an individual basis. Collateral varies, but may include real property, bank deposits, debt securities, equity securities or business assets.

    Letters of credit are conditional commitments written by the Company to guarantee the performance of a customer to a third party. These guarantees are issued primarily relating to purchases of goods by the Company's commercial customers, and such guarantees are typically short-term. Credit risk is similar to that involved in extending loan commitments to customers, and the Company, accordingly, uses evaluation and collateral requirements similar to those for loan commitments.

    The Company is involved both as plaintiff and defendant in litigation in the ordinary course of its operations. Based on advice of legal counsel, management does not anticipate that the final outcome of current or anticipated litigation will have a materially adverse effect on the Company's operations or financial condition.

    The Bank has a Trust Department which acts as Trustee for certain assets. At December 31, 1998 discretionary assets totaled $104,351,000 and non-discretionary assets totaled $316,139,000.

18. Financial Instrument Disclosures

    Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments.

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

(a)  Cash and Due from Banks and Federal Funds Sold/Purchased

    The carrying amount is a reasonable estimate of fair value.

(b)  Securities held to Maturity and Securities Available for Sale

    The carrying amounts for short-term investments approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of long-term investments, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available The carrying amounts for short-term investments approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of long-term investments, except through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

(c) Loans

    Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage, and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

    Loans which are either maturing or subject to repricing in the short term are valued for fair value purposes by using the carrying amount for such loans. For other loans fair value is estimated by discounting scheduled cash flows through estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan.

(d)  Deposit Liabilities

    Under FAS 107, the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, and NOW accounts and money market and checking accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

(e) Repurchase Agreements

    The carrying amounts of borrowings under repurchase agreements approximate the fair value.

(f)  Commitments to Extend Credit and Letters of Credit

    The fair value of commitments to extend credit and the fair value of letters of credit are estimated based on fees currently charged for similar agreements. As recorded, deferred income arising from these unrecognized financial instruments is insignificant to the consolidated financial statements. Estimated fair value is not presented herein.

(g) Fair Value Disclosures

The estimated fair market value of Pioneer Bancorporation's Financial Instruments at December 31, 1998 and 1997 are summarized as follows:

                                                         1998         1998          1997           1997
------------------------------------------------------------------------------------------------------------
                                                       Carrying    Estimated      Carrying      Estimated
                                                        Amount     Fair Value      Amount       Fair Value
------------------------------------------------------------------------------------------------------------
Financial Assets:
     Cash and Cash Equivalents                       $105,708,000  $105,708,000  $140,967,000  $140,967,000
     Securities:
       Available for Sale                             269,476,000   269,476,000   211,004,000   211,004,000
       Held to Maturity                                46,102,000    47,635,000    40,861,000    41,870,000
     Loans Net                                        576,105,000   586,149,000   434,548,000   435,362,000
------------------------------------------------------------------------------------------------------------

Financial Liabilities:
     Deposits:
       Noninterest-bearing                           $224,448,000  $224,448,000  $201,956,000  $201,956,000
       Interest-bearing                               118,748,000   118,748,000    93,500,000    93,500,000
       Savings                                         97,279,000    97,425,000    66,352,000    66,500,000
       Money Market                                   251,024,000   251,024,000   278,022,000   278,022,000
     Certificates of Deposit                          208,248,000   209,120,000    99,948,000   100,048,000
     Securities Sold under Repurchase Agreements       60,111,000    60,111,000    53,728,000    53,728,000
------------------------------------------------------------------------------------------------------------

(h) Limitations

    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly effect the estimates.

    Fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, premises and equipment are not considered financial assets. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in these estimates.

19. Risks Associated with Financial Instruments

Credit Risk

    Credit risk of a financial instrument is the possibility that a loss may result from the failure of another party to perform in accordance with the terms of the contract. The most significant credit risk associated with the Company's financial instruments is concentrated in its loans receivable. Additionally, the Company is subject to credit risk on certain off-balance sheet financial instruments. The Company utilizes a loan monitoring system to evaluate the level of credit risk on its loan portfolio and utilizes a similar process for Company standby letters of credit.

Market Risk

    Market risk of a financial instrument is the possibility that future changes in market prices may reduce the value of a financial instrument or increase the contractual obligations of the Company. The Company's market risk is concentrated in its portfolios of securities available-for-sale and loans receivable. The Company's securities available-for-sale are traded in active markets. The values of these securities are susceptible to fluctuations in the general market. When a borrower fails to meet the contractual requirements of his loan agreement, the Company is subject to the market risk of the collateral securing the loan.

Interest Rate Risk

    Financial instruments are subject to interest rate risk to the extent that they reprice on a frequency, degree or basis that varies from market repricing. The Company is subject to interest rate risk to the degree that its interest earning assets reprice on a different frequency or schedule than its interest-bearing liabilities. The Company closely monitors the pricing sensitivity of its financial instruments and utilizes asset/liability techniques to mitigate the impact of interest rate risk.

Concentrations of Credit Risk

    The Company's lending activities are conducted in the state of Nevada. The Company currently focuses on the origination of commercial and real estate loans. The largest concentration of the Company's loan portfolio is located in the Washoe, Carson and Clark County areas of Nevada. The ability of the Company's borrowers to repay their commitments is contingent on several factors, including the economic conditions in the borrower's geographic region, primarily Nevada, market interest rates and upon the individual financial condition of the borrower.

20. Regulatory Matters

    The Company is required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1998, the Company was required to have minimum Tier 1 and total risk-based capital ratios of 4.0% and 8.0%, respectively. The Company's actual risk-based capital ratios at that date were 9.5% and 10.5%, respectively.

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on PCBN's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, PCBN must meet specific capital guidelines that involve quantitative measures of PCBN's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. PCBN's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require PCBN to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that PCBN meets all capital adequacy requirements to which it is subject.

    As of December 31, 1998, the most recent notification from the FDIC categorized PCBN as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, PCBN must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the institution's category.

    PCBN's actual capital amounts and ratios are also presented in the table. No amounts were deducted from capital for interest-rate risk.

20. Regulatory Matters continued:


                                                                                           To Be Well
                                                                                        Capitalized Under
                                                                   For Capital          Prompt Corrective
                                           Actual               Adequacy Purposes       Action Provisions
-------------------------------------------------------------------------------------------------------------
                                      Amount      Ratio       Amount        Ratio        Amount        Ratio
-------------------------------------------------------------------------------------------------------------
As of December 31, 1998:
     Total Capital
       (to Risk Weighted Assets)    $73,533,000   10.5%      $55,954,000      8.0%     $69,954,000      10.0%
     Tier 1 Capital
       (to Risk Weighted Assets)    $66,529,000    9.5%      $28,000,000      4.0%     $42,000,000       6.0%
     Tier 1 Capital
       (to Average Assets)          $66,529,000    7.2%      $37,000,000      4.0%     $46,250,000       5.0%
As of December 31, 1997:
     Total Capital
       (to Risk Weighted Assets)    $58,369,000   10.9%     $42,723,000      8.0%     $53,423,000      10.0%
     Tier 1 Capital
       (to Risk Weighted Assets)    $52,596,000    9.9%     $21,350,000      4.0%     $32,050,000       6.0%
     Tier 1 Capital
       (to Average Assets)          $52,596,000    7.2%     $29,450,000      4.0%     $36,800,000       5.0%
-------------------------------------------------------------------------------------------------------------

PCBN, as a Nevada corporation, is limited in making distribution to its stockholders, the Company, to the lesser of the retained earnings of the Bank or the net income of the Bank for its last three fiscal years, less the amount of any distributions during such period.

21. Pioneer Bancorporation (Parent Company Only)

(Condensed Balance Sheet at December 31,)                             1998         1997
Assets:
     Cash and Non-Interest Bearing Due From Subsidiary             $     3,000  $         -
     Interest Bearing Due From Subsidiary                            1,107,000      608,000
     Investment In Subsidiary                                       66,400,000   53,437,000
     Other Assets                                                       64,000       12,000
------------------------------------------------------------------------------------------------
       Total  Assets                                               $67,574,000  $54,057,000
------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity:
     Other Liabilities                                             $    20,000  $         -
------------------------------------------------------------------------------------------------
       Total  Liabilities                                          $    20,000  $         -
------------------------------------------------------------------------------------------------
     Shareholders Equity:
       Common Stock, $.01 par value, 15,000,000
           shares authorized; 9,547,266 and 9,273,770 issued
           and outstanding in 1998 and 1997, respectively          $    96,000  $    51,000
       Paid-In Surplus                                              65,282,000   21,973,000
       Accumulated Other Comprehensive Income:
           Net Unrealized Gain on Securities Available for Sale      1,025,000    1,460,000
       Retained Earnings                                             1,151,000   30,573,000
------------------------------------------------------------------------------------------------
       Total  Shareholders' Equity                                 $67,554,000  $54,057,000
------------------------------------------------------------------------------------------------
       Total  Liabilities and Shareholders' Equity                 $67,574,000  $54,057,000
------------------------------------------------------------------------------------------------

21. Pioneer Bancorporation (Parent Company Only) continued:

Condensed Statement of Income for the year ended December 31,:            1998           1997           1996
------------------------------------------------------------------------------------------------------------------
Income:
       Interest Income on Due From Subsidiary                         $     43,000   $     16,000   $     5,000
------------------------------------------------------------------------------------------------------------------
       Total Income                                                   $     43,000   $     16,000   $     5,000
------------------------------------------------------------------------------------------------------------------
     Expense:
       Salaries and Benefits                                          $     55,000   $          0   $         0
       Other Expense                                                  $    145,000   $     92,000        32,000
------------------------------------------------------------------------------------------------------------------
       Total Expense                                                  $    200,000   $     92,000   $    32,000
------------------------------------------------------------------------------------------------------------------
     Profit (Loss) before Income Taxes:                               $   (157,000)  $    (76,000)  $   (27,000)
     Applicable Tax Benefit                                                (50,000)       (24,000)       (9,000)
------------------------------------------------------------------------------------------------------------------
     Income before Equity in Undistributed Income of Subsidiary       $   (107,000)  $    (52,000)  $   (18,000)
------------------------------------------------------------------------------------------------------------------
     Equity in Undistributed Income of Subsidiary                     $ 13,398,000   $ 11,596,000   $ 8,102,000
------------------------------------------------------------------------------------------------------------------
       Net Income                                                     $ 13,291,000   $ 11,544,000   $ 8,084,000
------------------------------------------------------------------------------------------------------------------

Condensed Statement of Cash Flows for the year ended December 31,:            1998           1997          1996
------------------------------------------------------------------------------------------------------------------

     Cash Flows from Operating Activities:
       Net Income                                                     $ 13,291,000   $ 11,544,000   $ 8,084,000
       Adjustments to Reconcile Net Income to Net Cash
       Provided by Operating Activities:
           Undistributed Income of Subsidiary                         $(13,398,000)  $(11,596,000)  $(8,102,000)
           (Increase) Decrease in Other Assets                        $    (52,000)  $     11,000   $    13,000
           Increase (Decrease) in Other Liabilities                   $     20,000   $     (7,000)  $         0
------------------------------------------------------------------------------------------------------------------
           Total Adjustments                                          $(13,430,000)  $(11,592,000)  $(8,089,000)
------------------------------------------------------------------------------------------------------------------
       Net Cash Used in Operating Activities                          $   (139,000)  $    (48,000)  $    (5,000)
------------------------------------------------------------------------------------------------------------------

     Cash Flows from Investing Activities:

------------------------------------------------------------------------------------------------------------------
       Net Cash Used in Investing Activities                          $          0   $          0   $         0
------------------------------------------------------------------------------------------------------------------

     Cash Flows from Financing Activities:
           Dividend from Subsidiary                                   $          -   $          -   $    50,000
           Proceeds from Sale of Stock                                $    302,000   $    242,000   $   219,000
           Proceeds from Exercise of Options                          $    351,000   $    151,000   $         -
           Cash Paid for Fractional Shares at Dividend and Split           (12,000)        (5,000)       (6,000)
------------------------------------------------------------------------------------------------------------------
       Net Cash Provided by Financing Activities                      $    641,000   $    388,000   $   263,000
------------------------------------------------------------------------------------------------------------------

       Net Increase in Cash and Cash Equivalents                      $    502,000   $    340,000   $   258,000
       Cash and Cash Equivalents, Beginning of Year                   $    608,000   $    268,000   $    10,000
------------------------------------------------------------------------------------------------------------------
       Cash and Cash Equivalents, End of Year                         $  1,110,000   $    608,000   $   268,000
------------------------------------------------------------------------------------------------------------------


22. Subsequent Events

     On March 17, 1999, the Board of Directors of Pioneer declared a 10% stock dividend to the shareholders of record March 29, 1999. The retroactive effect of this dividend, which is reflected in the consolidated financial statements, thereby increases the number of shares outstanding at December 31, 1998 and increases paid-in-surplus while decreasing retained earnings for the fair value of stock issued. Earnings per share data has been restated to reflect such dividend.

     On May 7, 1999, Pioneer Bancorporation announced that a definitive agreement has been signed under which Pioneer will merge with Zions Bancorporation. Pioneer's principal subsidiary, Pioneer Citizens Bank of Nevada, will merge into Zion's subsidiary, Nevada State Bank. The agreement is subject to regulatory and other approvals and is expected to close in the third quarter of 1999. The merger is structured to be tax-free and is intended to be accounted for as a pooling of interests.

PIONEER BANCORPORATION
Consolidated Balance Sheets
                                                                                       Unaudited
                                                                                       March 31,              December 31,
                                                                                          1999                     1998
------------------------------------------------------------------------------------------------------------------------------------
Assets:
    Cash and Cash Equivalents:
        Cash and Due from Banks                                                           $      49,576,000        $      58,208,000
        Federal Funds Sold                                                                       79,250,000               47,500,000
                                                                                          -----------------        -----------------
            Total Cash and Cash Equivalents                                                     128,826,000              105,708,000

    Securities Held to Maturity                                                                  45,139,000               46,102,000
    Securities Available for Sale                                                               258,618,000              269,476,000
    Loans (less allowance for credit losses of $7,145,000 and
      $7,004,000, respectively)                                                                 610,598,000              576,105,000
    Premises and Equipment, Net                                                                  17,167,000               18,049,000
    Interest Receivable                                                                           7,177,000                7,258,000
    Deferred Tax Asset, Net                                                                       2,791,000                2,098,000
    Other Assets                                                                                  5,208,000                6,461,000
    --------------------------------------------------------------------------------------------------------------------------------
    Total Assets                                                                          $   1,075,524,000        $   1,031,257,000
    --------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
    Liabilities:
        Deposits:
            Demand:
                   Non-Interest Bearing                                                   $     216,107,000        $     224,448,000
                   Interest Bearing                                                             119,946,000              118,748,000
            Savings                                                                             100,402,000               97,279,000
            Money Market                                                                        264,662,000              251,024,000
            Time - under $100,000                                                               110,249,000               99,098,000
            Time - $100,00 and over                                                             129,536,000              109,150,000
                                                                                         ------------------       ------------------
                   Total Deposits                                                               940,902,000              899,747,000

        Securities Sold Under Repurchase Agreement                                               61,893,000               60,111,000
        Other Liabilities                                                                         3,280,000                3,845,000
    --------------------------------------------------------------------------------------------------------------------------------
    Total Liabilities                                                                     $   1,006,075,000        $     963,703,000
    --------------------------------------------------------------------------------------------------------------------------------

    Shareholders' Equity:
        Common Stock, $.01 par value,
            authorized 15,000,000 shares; issued and outstanding
            9,550,029 and 9,547,266 respectively                                          $          96,000        $          96,000
        Paid-In Surplus                                                                          65,349,000               65,282,000
        Accumulated Other Comprehensive Income:
            Net Unrealized Gain on Securities Available for Sale,
            Net of Tax effect of ($211,000) and $482,000 respectively.                             (392,000)               1,025,000
        Retained Earnings                                                                         4,396,000                1,151,000
    --------------------------------------------------------------------------------------------------------------------------------
    Total Shareholders' Equity                                                                   69,449,000               67,554,000
    --------------------------------------------------------------------------------------------------------------------------------
    Total Liabilities and Shareholders' Equity                                            $   1,075,524,000        $   1,031,257,000
    --------------------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

PIONEER BANCORPORATION
Consolidated Statements of Earnings

                                                                                                          Three Months
                                                                                                         ended March 31,
                                                                                        --------------------------------------------
                                                                                              1999                    1998
                                                                                           Unaudited                Unaudited
------------------------------------------------------------------------------------------------------------------------------------
Interest Income:
         Interest and Fees on Loans                                                       $     13,544,000         $     11,163,000
         Interest on Federal Funds Sold                                                            688,000                1,211,000
         Interest on Securities:
                   Taxable                                                                       3,296,000                2,876,000
                   Exempt from Federal Income Taxes                                              1,085,000                  728,000
         ---------------------------------------------------------------------------------------------------------------------------
         Total Interest Income                                                           $      18,613,000         $     15,978,000
         ---------------------------------------------------------------------------------------------------------------------------

Interest Expense:
         Interest on Deposits                                                                    6,858,000                5,892,000
         Interest on Federal Funds and Repurchase Agreements                                       622,000                  709,000
         ---------------------------------------------------------------------------------------------------------------------------
         Total Interest Expense                                                          $       7,480,000         $      6,601,000
         ---------------------------------------------------------------------------------------------------------------------------

Net Interest Income:                                                                            11,133,000                9,377,000
         ---------------------------------------------------------------------------------------------------------------------------
         Provision for Credit Losses                                                               510,000                  360,000
         ---------------------------------------------------------------------------------------------------------------------------
         Net Interest Income after Provision for Credit Losses                           $      10,623,000                9,017,000
         ---------------------------------------------------------------------------------------------------------------------------

Other Income:
         Service Charges on Deposit Accounts                                                       847,000                  764,000
         Merchant Credit Card Income                                                               549,000                  468,000
         Trust Department Income                                                                   408,000                  357,000
         Gain on Sale of Securities Available for Sale                                              24,000                   11,000
         ATM Network Fees Earned                                                                    93,000                   64,000
         Other Income                                                                              216,000                  152,000
         ---------------------------------------------------------------------------------------------------------------------------
         Total Other Income                                                              $       2,137,000         $      1,816,000
         ---------------------------------------------------------------------------------------------------------------------------

Other Expenses:
         Salaries and Employee Benefits                                                          3,975,000                3,144,000
         Occupancy Expense                                                                       1,847,000                1,189,000
         Merchant Credit Card Expense                                                              489,000                  398,000
         Other Expense                                                                           2,117,000                1,860,000
         ---------------------------------------------------------------------------------------------------------------------------
         Total Other Expenses                                                            $       8,428,000         $      6,591,000
         ---------------------------------------------------------------------------------------------------------------------------

Income before Income Taxes:                                                                      4,332,000                4,242,000
         Income Taxes                                                                            1,087,000                1,200,000
         ---------------------------------------------------------------------------------------------------------------------------
         Net Income                                                                      $       3,245,000         $      3,042,000
         ---------------------------------------------------------------------------------------------------------------------------

Net Income per Common Share:
         Basic Net Income Per Share                                                      $            0.34         $           0.32
         ---------------------------------------------------------------------------------------------------------------------------
         Diluted Net Income Per Share                                                    $            0.34         $           0.32

         See accompanying notes to consolidated financial statements.

PIONEER BANCORPORATION
Consolidated Statements of Changes in Shareholders' Equity and
Comprehensive Income
Quarter ended March 31, 1999
                                                                                              Accumulated
                                                                                                 Other                     Total
                                          Common Stock           Paid-In         Retained     Comprehensive            Shareholders'
                                     Shares         Amount       Surplus         Earnings        Income                    Equity
December 31, 1998
Balance:                            9,547,266    $  96,000   $  65,282,000    $  1,151,000    $  1,025,000          $    67,554,000
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Issuance                   2,763          (a)          67,000               -               -                   67,000
Comprehensive Income:
     Net Income                             -            -               -       3,245,000               -                3,245,000
     Net unrealized change
          in Securities Available
          for Sale, net of tax
          effect of $763,000                -            -               -               -      (1,417,000)              (1,417,000)
                                                                                                                   ----------------
Total Comprehensive Income                                                                                                1,828,000

March 31, 1999
Balance:                            9,550,029    $  96,000   $  65,349,000    $  4,396,000    $   (392,000)         $    69,449,000
------------------------------------------------------------------------------------------------------------------------------------

                                   See accompanying notes to consolidated financial statements.

(a) Amount is less than $1,000.

PIONEER BANCORPORATION
Consolidated Statements of Cash Flows
                                                                                                          Three Months
                                                                                                         ended March 31,
                                                                                        --------------------------------------------
                                                                                              1999                    1998
                                                                                           Unaudited                Unaudited
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
  Net Income                                                                              $     3,245,000        $     3,042,000
       Adjustments to Reconcile Net Income to Net Cash
  Provided by Operating Activities:
       Depreciation and Amortization                                                              716,000                493,000
       Amortization, Accretion of Premiums, Discounts on Investments                             (169,000)             1,140,000
       Provision for Credit Losses                                                                510,000                360,000
       Deferred Income Taxes                                                                       70,000               (358,000)
       Gain on Sale of Premises and Equipment                                                     (18,000)                     -
       Gain on Sale of Securities Available for Sale                                              (24,000)               (11,000)
       (Increase) Decrease in Interest Receivable                                                  81,000               (292,000)
       (Increase) Decrease in Other Assets                                                        838,000              1,254,000
       Increase in Unamortized Loan Origination Fees                                              570,000                307,000
       Increase (Decrease) in Other Liabilities                                                  (565,000)               (13,000)
                Total Adjustments                                                               2,009,000              2,880,000
       ----------------------------------------------------------------------------------------------------------------------------
          Net Cash Provided by Operating Activities                                       $     5,254,000        $     5,922,000
       ----------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
  Proceeds from Maturities and Calls of:
       Held to Maturity Securities                                                        $       925,000        $     4,000,000
       Available for Sale Securities                                                           20,323,000              2,350,000
  Proceeds from Sales of Available for Sale Securities                                          1,016,000              4,000,000
  Purchase of Securities Held to Maturity                                                               -             (3,545,000)
  Purchase of Securities Available for Sale                                                   (12,430,000)           (16,889,000)
  Net Increase in Loans                                                                       (35,597,000)           (23,166,000)
  Proceeds from Sale of Premises and Equipment                                                  2,539,000                      -
  Acquisition of Premises and Equipment                                                        (1,940,000)            (1,556,000)
  Loan Recoveries                                                                                  24,000                 17,000
  ---------------------------------------------------------------------------------------------------------------------------------
  Net Cash Used in Investing Activities                                                   $   (25,140,000)       $   (34,789,000)
  ---------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
  Net Increase in Demand Deposits and Savings Accounts                                    $     9,618,000        $    12,835,000
  Net Increase in Certificates of Deposit                                                      31,537,000             25,899,000
  Net Increase in Securities Sold under Repurchase Agreements                                   1,782,000             12,359,000
  Proceeds from Sale of Stock                                                                      67,000                 76,000
  Proceeds from Exercise of Options                                                                     -                352,000
  Cash Paid for Fractional Shares at Dividend and Split                                                 -                 (8,000)
  ---------------------------------------------------------------------------------------------------------------------------------
       Net Cash Provided by Financing Activities                                          $    43,004,000        $    51,513,000
  ---------------------------------------------------------------------------------------------------------------------------------
  Net Increase (Decrease) in Cash and Cash Equivalents:                                   $    23,118,000        $    22,646,000
       Cash and Cash Equivalents Beginning of Year                                            105,708,000            140,967,000
  ---------------------------------------------------------------------------------------------------------------------------------
  Cash and Cash Equivalents End of Quarter                                                $   128,826,000        $   163,613,000
  ---------------------------------------------------------------------------------------------------------------------------------
Supplemental Disclosure of Cash Flow Information:
  Interest Paid During the Quarter                                                        $     7,368,000        $     6,530,000
  Income Taxes Paid During the Quarter                                                    $             -        $             -

         See accompanying notes to consolidated financial statements.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

  The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles and with the instructions for Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999. The accompanying consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company's Annual Report on Form 10 for the year ended December 31, 1998. The preparation of financial statements in conformity with GAAP also requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

2.  NET INCOME PER SHARE

  The following is a summary of the calculation of basic and diluted net income per share for the quarters ended March 31, 1999 and 1998:

                                                      1999         1998
--------------------------------------------------------------------------
Net Income                                         $3,245,000   $3,042,000
Basic Net Income Per Share

Weighted Average
     Shares Outstanding                             9,548,135    9,444,735
Net Income Per Share                               $     0.34   $     0.32
--------------------------------------------------------------------------
Diluted Net Income Per Share

Weighted Average
     Shares Outstanding                             9,548,135    9,444,735
Effect of Dilutive Stock Options                       19,408       48,183
--------------------------------------------------------------------------
                                                    9,567,543    9,492,918
Net Income Per Share                               $     0.34   $     0.32
--------------------------------------------------------------------------
Per share amounts have been retroactively adjusted for the effect of stock splits and dividends.

                                 EXHIBIT INDEX
                                 -------------

Exhibit No.      Description
----------       -----------
   3.1*          Amended and Restated Articles of Incorporation.

   3.2*          Amended and Restated Bylaws.

   4.1*          Form of Stock Certificate.

  10.1*          Nonqualified Stock Option Plan.

  10.2*          Nonqualified Stock Option Agreement

  10.3*          Severance Agreement for William E. Martin

  10.4*          Form of Severance Agreement for A.G. Henry, Jerry R. Martin and
                 Edward T. Plunkett

  10.5*          Consulting Agreement with Leo V. Seevers

  22  *          Pioneer Citizens Bank is the only subsidiary of Registrant

  27.1*          Financial Data Schedule for year ended December 31, 1998

  27.2           Financial Data Schedule for three months ended March 31, 1999

* Previously filed